As filed with the Securities and Exchange Commission on October 17, 2001.
                          Registration No. 333-_______

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                Imagenetix, Inc.
                  --------------------------------------------
                 (Name of small business issuer in its charter)

           Nevada                             2833                87-0463772
 ----------------------------     ---------------------------   ---------------
(State  or  jurisdiction  of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)    Classification Code Number)     I.D. Number)

                            16935 West Bernardo Drive
                           San Diego, California 92127
                                 (858) 674-8455
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices)

                            16935 West Bernardo Drive
                           San Diego, California 92127
                                 (858) 674-8455
 ------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                   William P. Spencer, Chief Executive Officer
                            16935 West Bernardo Drive
                           San Diego, California 92127
                                 (858) 674-8455
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

                             Gary A. Agron, Esquire
                           5445 DTC Parkway, Suite 520
                           Greenwood Village, CO 80111
                                 (303) 770-7254

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|



-------------------------------------------------------------------------------------------------------------------

                                        CALCULATION  OF  REGISTRATION  FEE

-------------------------------------------------------------------------------------------------------------------

                                                                Proposed             Proposed
                                                                 Maximum              Maximum         Amount of
Title of  Each Class of                   Amount to           Offering Price        Aggregate       Registration
Securities to be Registered             Be Registered           Per Share         Offering Price        Fee
-------------------------------------------------------------------------------------------------------------------

Common Stock Purchase
   Warrants                           393,750 Warrants            -0-                  -0-              -0-

Common Stock, $.001 par value,
underlying Common Stock
Purchase Warrants and Stock
Options                               4,228,750 Shares           $2.00              $8,457,500         $2,115

-------------------------------------------------------------------------------------------------------------------


     This registration statement registers the sale of 4,228,750 shares of common stock by security holders of the Registrant underlying common stock purchase warrants and stock options issued by the Registrant and 393,750 common stock purchase warrants for distribution to the Registrant's current stockholders on a pro rata basis following the effective date of the offering.

     In addition to the number of shares set forth above, the amount to be registered includes any shares of our common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

     The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The Warrants which we intend to issue constitute a dividend to our stockholders and have only a nominal value. The per share offering price was calculated at $2.00 per share, which is the maximum exercise price for any of the common stock purchase warrants and stock options.

     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to change                                         Dated October 17, 2001

                        4,228,750 shares of common stock
           underlying common stock purchase warrants and stock options and 393,750 common stock purchase warrants

                                IMAGENETIX, INC.

     This prospectus covers 4,228,750 shares of our common stock underlying common stock purchase warrants and stock options held by our selling stockholders. The warrants and options are comprised of 1,090,000 shares underlying our Class A Warrants, 970,000 shares underlying our Class B Warrants, 750,000 shares underlying our Class C Warrants, 125,000 shares underlying our Class D Warrants, 250,000 shares underlying our Class E Warrants, 393,750 shares underlying warrants we intend to issue as a dividend on a pro rata basis to stockholders of record as of September 14, 2000, and 650,000 shares underlying stock options granted to our employees, executive officers and consultants.

     Each Class A Warrant is exercisable to purchase one share of our common stock at $1.00 per share, each Class B Warrant is exercisable to purchase one share of our common stock at $1.10 per share, each Class C Warrant is exercisable to purchase one share of our common stock at $2.00 per share, each Class D Warrant is exercisable to purchase one share of our common stock at $1.75 per share, each Class E Warrant is exercisable to purchase one share of our common stock at $.70 per share, and the stock options are exercisable to purchase our common stock at prices ranging from $0.86 to $2.00 per share. All of the warrants expire in September 2005, except the Class E Warrants which expire in October 2006. This prospectus also covers the 393,750 warrants which we intend to issue to our stockholders.

     The shares underlying all 4,228,750 common stock purchase warrants and stock options will be offered by our selling stockholders from time to time in open market transactions at prevailing market prices.

     Our common stock trades on the Electronic Bulletin Board under the symbol "IAGX." On 2001 the closing price of the common stock was $ per share.

     Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 7.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus is_____________________, 2001.

                                TABLE OF CONTENTS

About this Prospectus..........................................................3
Summary........................................................................3
Risk Factors...................................................................7
Price Range of Common Stock...................................................11
Use of Proceeds...............................................................12
Dilution......................................................................12
Capitalization................................................................13
Selected Financial Data.......................................................14
Management's Discussion and Analysis of
     Financial Condition and Results of Operations............................15
Business......................................................................17
Management....................................................................26
Security Ownership of Executive Officers, Directors and
     Beneficial Owners of Greater than 5% of Our Common Stock.................30
Selling Stockholders..........................................................31
Related Party and Other Material Transactions.................................36
Description of Capital Stock..................................................37
Shares Eligible for Future Sale...............................................39
Experts.......................................................................39
Legal Matters.................................................................40
Where You Can Find More Information...........................................40

                              ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

                                     SUMMARY

     This summary highlights material information regarding our company and the offering contained in this prospectus. However, this summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

     We develop, formulate and market on a private label basis innovative, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies which we conduct and are offered through multiple levels of distribution including through network marketing companies. A key part of our marketing strategy is our ability to provide network marketing companies and other mass market distributors with a "turn key" approach to the retail marketing of our products. This turnkey approach includes developing specific product formulations, providing supporting scientific studies and arranging for the manufacture and marketing of the product.

     We currently sell over 60 products to network marketing companies including Nikken, Rexall Showcase International, American Longevity, Heritage International, Integris, Noevir, Neways and Unicity Network. We also sell to mass market distributors, such as Natrol, which sell to retail mass merchandisers, including Walgreen's, WalMart, CVC and Eckerd's and to other distributors, such as Nature's Way, that sell directly to health food stores throughout the United States.

     Our management and key personnel have many years experience in developing and selling nutritional products to network marketers as well as to other direct marketers, distributors, health food stores and mass market merchandisers.

Our Strategy

     We intend to become a leading international supplier of nutritional supplements and skin care products primarily to network marketing companies, as well as to other direct marketing companies, national distributors, health food stores and mass merchandisers. In order to do so, we will continue to offer our "turnkey" services for existing products while developing new, innovative and proprietary nutritional and skin care products for sale in the U.S. and internationally.

Our Market Opportunity

     The nutritional supplement industry has experienced consistent growth since the adoption of the Dietary Supplement Health and Education Act of 1994, which allows vendors of dietary supplements to educate consumers regarding the effects of certain dietary ingredients. According to the National Marketing Institute, the U.S. nutrition industry reached approximately $32.7 billion in retail sales in 2000, a 6% increase in sales compared to 1999. These sales included vitamin, mineral and herbal supplements sales of approximately $17.9 billion in 2000.

History

     We were organized as a Nevada corporation in March 1988 under the name Capital Growth, Inc. and completed an initial public offering of our securities in 1989. In August 2000 we declared a pro rata warrant dividend of 393,750 warrants to our stockholders of record as of September 14, 2000, subject to completion of a registration statement covering the issuance of the warrants. One warrant was issued for each four shares owned as of the September 14, 2000 record date.

     Imagenetix, Inc. was incorporated in Colorado in July 1996 under the name Internet International Business Management, Inc. and changed its name to Imagenetix, Inc. in April 1999. In October 2000 we merged with Imagenetix, Inc. Under the terms of the merger, we issued 6,550,000 shares of our common stock and 3,315,000 common stock purchase warrants and stock options to the Imagenetix security holders to acquire all 6,550,000 shares of Imagenetix Inc.'s outstanding common stock, along with all of its stock options and common stock purchase warrants.

     Our principal executive offices are located at 16935 West Bernardo Drive, No. 101, San Diego, California 92127, and our telephone number is (858) 323-1688.

The Offering

Securities offered by our
selling stockholders:                   4,228,750 shares of common stock
                                        underlying common stock purchase
                                        warrants and stock options.

Securities outstanding
prior to and after the offering:        8,550,000 shares of common stock, which
                                        does not include shares issuable upon
                                        exercise of outstanding common stock
                                        purchase warrants and stock options.

Use of proceeds:                        We will not receive any proceeds from
                                        the sale of the common stock. Any
                                        proceeds we receive from the exercise of common stock purchase warrants or stock options will be added to our working capital.

Electronic Bulletin Board symbol:       "IAGX"

Description of Selling Stockholders

     Through this prospectus, we are registering the resale of up to 4,228,750 shares of common stock underlying common stock purchase warrants and stock options. These securities are held by over 100 selling stockholders. In addition, we are registering for distribution the 393,750 common stock purchase warrants which we declared in August 2000 as a dividend to our stockholders of record as of September 14, 2000.

Forward-Looking Statements

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section below as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.



                             SUMMARY FINANCIAL DATA

     The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of
Operations" and our audited financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data
                                   Years Ended March 31         Three Months Ended June 30
                                   --------------------         --------------------------
                                   2001            2000            2001           2000
                                   ----            ----            ----           ----
Net sales                       $4,639,425      $2,914,977     $1,064,394       $1,506,066
Net profit (loss)                 (360,235)         87,106     $  122,468       $   70,007
Net profit (loss) per share         (.05)           .01        $   .01          $   .01


Balance Sheet Data
                                      June 30, 2001                    March 31, 2001
                                      -------------                    --------------

Working capital                         $1,316,280                      $1,195,042
Total assets                            $2,311,856                      $1,866,478
Total liabilities                       $  815,561                      $  492,651
Stockholders' equity                    $1,496,295                      $1,373,827


                                       -6-

                                  RISK FACTORS

     The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We Cannot Assure Future Profitability.

     For the year ended March 31, 2001 and the three months ended June 30, 2001, we reported $4,639,425 and $1,064,394, respectively, of revenue and realized a net loss of $360,235 and a net profit of $122,468, respectively. However, our ability to remain profitable depends on increasing our revenue levels and maintaining our gross profit margins. We cannot assure you that we will operate profitably in the future.

We Have Only One Supplier for CeladrinTM. If We Are Unable to Purchase CeladrinTM from This Supplier, Our Business Would Be Harmed.

     We have only one supplier for CeladrinTM, which we use in approximately 35% of our products and which represented 65% and 65% of our sales for the year ended March 31, 2001 and the three months ended June 30, 2001. We rely upon CeladrinTM to expand our product lines and revenue in the future. If our CeladrinTM supplier elects for any reason not to supply us with CeladrinTM, our business would be harmed.

We Rely upon a Limited Number of Customers the Loss of Which Would Harm Our Business.

     For the year ended March 31, 2001 and the three months ended June 30, 2001, our four largest customers accounted for 45%, 17%, 13% and 12% of our sales. The loss of any of these customers would significantly reduce our revenue and adversely affect our cash flow and profitability.

We Rely upon Other Outside Suppliers and Manufacturers to Produce Our Products Which Could Delay Our Product Deliveries.

     All of our products are produced by outside manufacturers who process ingredients provided to them by our suppliers and with whom we have contracts. Our profit margins and our ability to deliver products on a timely basis are dependent upon these manufacturers and suppliers. Should any of these manufacturers or suppliers fail to provide us with product, we would be required to obtain new manufacturers and suppliers, which would be costly and time consuming and could delay our product deliveries.

Product Liability Claims Against Us Could Be Costly.

     Although we carry product liability insurance and require our suppliers and manufacturers to include us as insured parties on their product liability insurance policies, our coverage may not be adequate to protect us from potential product liability claims and costs of defense.

We Are Subject to Intense Competition from Other Nutritional Supplement Marketers Which Could Reduce Our Revenue and Profit Margins.

     Competition in the nutritional supplement market is intense. We compete with numerous companies that have longer operating histories, more products and greater name recognition and financial resources than we do. In order to compete, we could be forced to lower our product prices, which would reduce our revenue and profit margins.

We Are Highly Regulated, Which Increases Our Costs of Doing Business.

We are subject to laws and regulations which cover:

     o the formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products;
     o    the health and safety of food and drugs;
     o    trade practice and direct selling laws; and
     o product claims and advertising by us; or for which we may be held responsible.

     Compliance with these laws and regulations is time consuming and expensive. Moreover, new regulations could be adopted that would severely restrict the products we sell or our ability to continue our business.

If Our Products Produce Harmful Side Effects, Our Business Will Suffer.

     Some of our nutritional supplements contain newly-introduced ingredients or combinations of ingredients, and we have little long-term health information about individuals consuming those ingredients. If any of these products were thought or proved to be harmful, our business would be adversely affected.

We Are Dependent upon the Continued Services of Our Executive Officers, the Loss of Whom Would Significantly Impair Our Operations.

     Our business is largely dependent upon our ability to hire and retain quality personnel, including our executive officers. We have no written employment or non-competition agreements with any of our executive officers, and we do not maintain key man insurance on any of their lives. The loss of any of our executive officers would significantly impair our operations.

Our Trademarks May Not Prohibit Others from Using Similar Brand Names or Challenging the Trademarks.

     Our brand names could eventually be important to us, and we apply for federal trademark and trade name protection to protect our brand names. We cannot assure that any trademark granted will be effective in limiting competition or will be held valid if subsequently challenged. Our failure to obtain trademark protection, or illegal use by others of our trademarks, may have an adverse effect on our business. In addition, the laws of certain foreign countries do not protect trademarks to the same extent as the laws of the United States or Canada.

We Can Give No Assurance that Our Forward-Looking Statements Will Prove to be Accurate.

     This prospectus contains statements that plan for or anticipate the future. These forward- looking statements include statements about the future of nutritional products, statements about our future business plans and strategies, and other statements that are not historical in nature. In this prospectus forward-looking statements are generally identified by the words "anticipate", "plan," "believe," "expect," "estimate," and the like. Although we believe that the forward-looking statements made in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified in the "Risk Factors" section of this prospectus, including the following:

     o Changes in general economic and business conditions affecting the nutritional supplement and personal care industries;
     o    Changes in our business strategies; and
     o    Market acceptance of our products.

Our Officers and Directors Will Continue to Elect All Our Directors.

     Our officers and directors own an aggregate of 3,615,000 shares of our common stock, or 40.8% of our outstanding common stock. These individuals will continue to elect all of our directors and control our affairs.

We Do Not Expect to Pay Dividends on Our Common Stock.

     We have not paid any dividends on our common stock and do not expect to pay any dividends in the foreseeable future. We plan to retain earnings, if any, to finance the development and expansion of our business.

There Are Limitations on the Liability of Our Directors and Officers.

     Our Bylaws substantially limit the liability of our directors and officers to us and our stockholders for breach of fiduciary or other duties to us.

Shares of Our Common Stock Which Are Eligible for Sale by Our Stockholders May Decrease the Price of Our Common Stock.

     We have 8,550,000 common shares outstanding, comprised of 2,000,000 shares which are freely tradeable and 6,550,000 shares which are restricted shares but may be sold under Rule 144 commencing in October 2001. We also may have up to 4,228,750 free trading shares underlying warrants and stock options which have been registered by this prospectus. If our stockholders sell substantial amounts of our common stock, the market price of our common stock could decrease.

There is a Limited but Volatile Trading Market in Our Common Stock.

     Our common stock trades on the Electronic Bulletin Board. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

     o    The lack of readily available price quotations;
     o The absence of consistent administrative supervision of "bid" and "ask" quotations;
     o    Lower trading volume; and
     o    Market conditions.

     In a volatile market, there may be wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

Because Our Common Stock Is Likely To Be Classified As "Penny Stock," Trading Will Be Limited, and Our Stock Price Could Decline.

     Because our common stock falls under the definition of "penny stock," trading in our common stock is limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

     "Penny stocks" are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange; included for quotation on the Nasdaq system; or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

     Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

     o A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;
     o All compensation received by the broker-dealer in connection with the transaction;
     o    Current quotation prices and other relevant market data; and
     o Monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

     In addition, under the Exchange Act and its regulations, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable "cooling off" periods prior to the commencement of this distribution.

Our Authorized Preferred Stock May Make a Third-Party Acquisition of Our Company More Difficult.

     Our articles of incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock having such rights as may be designated by our Board of Directors, without stockholder approval. This issuance of preferred stock could inhibit a change in control by making it more difficult to acquire the majority of our voting stock.

                           PRICE RANGE OF COMMON STOCK

     Our common stock trades on the Electronic Bulletin Board under the symbol "IAGX." The range of high and low bid quotations for our common stock during the quarters indicated is shown below. Prices are inter-dealer quotations as reported by the NASD and do not necessarily reflect transactions, retail markups, mark downs or commissions.

                                                  BID
Quarter ended:                      High                       Low
                                    ----                       ---

June 30, 2001                       $1.25                      $ .75
March 31, 2001                      $1.59                      $1.00
December 31, 2000                   $2.22                      $1.06
September 30, 2000                  $2.31                      $1.25
June 30, 2000                       $2.38                      $1.25
March 31, 2000                      $1.94                      $ .63


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders. Any proceeds we receive from the exercise of the 4,228,750 common stock purchase warrants and stock options will be added to our working capital.


                                    DILUTION

     At June 30, 2001, the net tangible book value of our outstanding shares of common stock was $1,432,862, or $.168 per share, which is considerably less than our current market price. "Net tangible book value" per share represents the total amount of our tangible assets, less the amount of our liabilities, divided by the number of shares of common stock outstanding. "Dilution" is the difference between the price paid by a stockholder for our shares and the net tangible book value per share of our common stock at the time of purchase. This dilution could be substantial depending upon the price new investors pay for their shares after the date of this prospectus. In addition, our existing investors paid an aggregate of $1,667,107 for their 8,550,000 shares, or $.195 per share, which is considerably less than our current market price.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2001.


                                                           June 30, 2001
                                                           -------------
Common Stock, no par value,
     50,000,000 shares authorized,
     8,550,000 shares outstanding                           $    8,550
Preferred stock, no par value,
     5,000,000 shares authorized,
     no shares outstanding                                  $     -0-
Additional paid-in-capital                                  $1,658,557
Accumulated deficit                                         $ (170,812)

     Total stockholders' equity                             $1,496,295
                                                            ==========



                             SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of
Operations" included elsewhere in this prospectus.

Statement of Operations Data
                                    Years Ended March 31       Three Months Ended June 30
                                    --------------------       --------------------------
                                      2001        2000            2001            2000
                                      ----        ----            ----            ----
Net sales                         $4,639,425   $2,914,977      $1,064,394       $1,506,066
Net profit (loss)                   (360,235)      87,106      $  122,468       $   70,007
Net profit (loss) per share           (.05)         .01        $    .01         $    .01

Balance Sheet Data
                                            June 30, 2001              March 31, 2001
                                            -------------              --------------

Working capital                              $1,316,280                  $1,195,042
Total assets                                 $2,311,856                  $1,866,478
Total liabilities                            $  815,561                  $  492,651
Stockholders' equity                         $1,496,295                  $1,373,827


                                      -14-

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. This discussion should be read in conjunction with our audited financial statements and footnotes included elsewhere in this prospectus.

     We develop, formulate and market on a private label basis innovative, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies which we conduct and are offered through multiple levels of distribution including through network marketing companies. A key part of our marketing strategy is our ability to provide network marketing companies and other mass market distributors with a "turn key" approach to the retail marketing of our products. This turnkey approach includes developing specific product formulations, providing supporting scientific studies and arranging for the manufacture and marketing of the product.

Results of Operations.

Three Months Ended June 30, 2001 and June 30, 2000.

     Net sales for the three-month period ending June 30, 2001 were $1.06 million, a decrease of $.44 million, or 29%, compared to the three-month period ending June 30, 2000. The decease was due to a one time product launch into the mass market from a new client which took place during the three-month period ending June 30, 2000. We had a decrease in the cost of goods sold, as a percentage of net sales, of 71% compared to 75%, for the three-month period ending June 30, 2001. This increase in gross margins was primarily due to our sales mix. Selling, general and administrative expenses decreased by $62,000 due to a combination of a reduction in foreign product registration expenses and a reduction in expenses associated with scientific studies. We also received tax benefits from prior period losses.

Years Ended March 31, 2001 and March 31, 2000.

     For the fiscal year ended March 31, 2001, our net sales increased by $1,724,448 to $4,639,425, a 59% increase compared to net sales of $2,914,977 for fiscal year period ended March 31, 2000. The increase was primarily due to the addition of new customers and the introduction of new products for existing clients.

     Our strategy for future growth is to continue to focus on adding additional network marketing clients, expanding revenue with existing clients and selling additional product into foreign countries through existing clients.

     During fiscal year period ended March 31, 2001, we had an increase in the cost of goods sold as a percentage of sales to 73% from 66% for the fiscal year ended March 31, 2000. The increase reflects a higher sales mix in the category of ingredient sales, which has lower profit margins coupled with an increase in raw materials utilized to develop new products, such as our CeledrinTM cream.

     Selling, general and administrative expenses for the fiscal year ending March 31, 2001 were $1,601,806, or 34% of sales, which represented an increase from 26% for the fiscal year ending March 31, 2000. The expense increase was due to increased legal, research and development-related consulting costs and non-recurring expenses associated with our private placement of securities and the implementation of our GlobestarTM system.

     We had a net loss for fiscal 2001 of $(360,235) compared to a net profit of $87,106 for fiscal 2000. This net loss did not take into consideration the tax benefit of $129,009 resulting from our net operating loss carryover as we offset the $129,009 tax asset with a $129,009 valuation allowance due to the realization of the tax assets being dependent upon our future earnings, which cannot be reasonably estimated. The net loss was due to the reasons discussed above. Net loss per common share was $(0.05) for fiscal 2001 compared to a net profit per common share of $0.01 for 2000.

Liquidity and Capital Resources.

     We have historically financed our operations through debt and equity financings and from earnings.

     At June 30, 2000, the Company had working capital of $1.3 million, compared to working capital at March 31, 2001 of $1.2 million. Cash, accounts receivable and inventory increased by $460,000 compared to the fiscal year ending period at March 31, 2001.

     We believe that our cash position should be sufficient to fund our operating activities for at least the next 12 months.

     During the fiscal year ended March 31, 2001, we raised approximately $1.4 million in capital through a private placement of our securities. At March 31, 2001, we had cash holdings of $489,041, an increase of $371,096 compared to March 31, 2000. Funds were primarily used to increase inventory and accounts receivable. Our net working capital position as of March 31, 2001 was $1,195,042 compared to $74,963 as of March 31, 2000.

     Although our client base is growing, we still rely upon a limited number of customers that comprise the majority of our sales. The loss of any of our top four customers could have a material adverse impact on our operations and financial condition.

                                    BUSINESS

Our Business

     We develop, formulate and market on a private label basis innovative, natural-based nutritional supplements and skin care products. Our products are proprietary, often supported by scientific studies conducted at our request and are offered through multiple levels of distribution including through network marketing companies. A key part of our marketing strategy is our ability to provide network marketing companies and other mass market distributors with a "turn key" approach to retail marketing of our products. We do this by providing:

     o    Specific product formulations requested by our customers;
     o    Scientific studies to support claims made for our products;
     o    Assistance in complying with U.S. laws and regulations;
     o Assistance in obtaining foreign country regulatory approval for sale of our products;
     o    Marketing materials and marketing assistance to support product sales;
          and
     o    Manufacture of products with delivery directly to the customer.

     Following development of a new nutritional or skin care product, we:

     o Conduct and complete any scientific studies necessary for regulatory compliance;
     o Arrange for the manufacture of finished products to our specifications on behalf of our customers; and
     o Develop marketing tools and plans to promote product sales, including labels and graphic designs, promotional brochures and providing speakers to promote our customers' products.

     We currently sell over 60 products to network marketing companies including Nikken, Rexall Showcase International, American Longevity, Heritage International, Integris, Noevir, Neways and Unicity Network. We also sell to mass market distributors, such as Natrol, which sell to retail mass merchandisers, including Walgreen's, WalMart, CVC and Eckerd's and to other distributors, such as Nature's Way, that sell directly to health food stores throughout the United States.

     Our management and key personnel have many years experience in developing and selling nutritional products to network marketers as well as to other direct marketers, distributors, health food stores and mass market merchandisers.

Our Strategy

     We intend to become a leading international supplier of nutritional supplements and skin care products primarily to network marketing companies, as well as to other direct marketing companies, national distributors, health food stores and mass merchandisers. In order to achieve our goal, we intend to:

     o Continue to develop innovative and proprietary nutritional and skin care products;
     o Continue to offer "turn key" services , including product development, regulatory compliance and manufacturing and marketing services, to assist our customers in quickly bringing new products to market; and
     o Market our products internationally, with emphasis on Japan, by assisting our customers in registering their products for sale in foreign countries.

     To date, we have completed the registration of over 25 products in foreign countries, including Japan, Australia, South Korea and Canada. Most of the products registered contain our proprietary CeladrinTM compound.

Industry Overview

     The nutritional supplement industry has experienced consistent growth since the adoption of the Dietary Supplement Health and Education Act of 1994, which allows vendors of dietary supplements to educate consumers regarding the effects of certain dietary ingredients. According to the National Marketing Institute, the U.S. nutrition industry reached approximately $32.7 billion in retail sales in 2000, or a 16% increase in sales compared to 1999. These sales included vitamin, mineral and herbal supplement sales of approximately $17.9 billion in 2000. According to the Direct Selling Guide & Outlook Survey, U.S. sales of nutritional supplements by network marketing companies alone totaled approximately $4.1 billion in 1999, and worldwide network marketing sales totaled approximately $17.0 billion in 2000.

     The dietary supplement industry is highly diversified and intensely competitive. It includes companies that manufacture, distribute and sell products that are generally intended to supplement our daily diets with nutrients that may enhance the body's performance and well-being. Dietary supplements include vitamins, minerals, herbs, botanicals, amino acids and compounds. Specific statutory provisions governing the dietary supplement industry were codified in the Dietary Supplement Health and Education Act. This act provides new statutory protections for dietary supplements and allows for statements that inform consumers of the effect dietary supplements have upon the structure or functions of the body.

     The following factors are expected to contribute to the ongoing growth of the domestic nutritional supplement industry:

     o The aging of the American population, which is likely to cause increased consumption of nutritional supplements;
     o New product introductions in response to new research supporting the positive health effects of certain nutrients;
     o The nationwide trend toward preventative medicine resulting from rising health care costs;

     o Increased consumer interest in alternative health products such as herb-based nutritional supplements;
     o    A heightened awareness of the connection between diet and health.

     Nutritional supplements are sold primarily through:

     o Mass market retailers, including mass merchandisers, drug stores, supermarkets and discount stores;
     o    Health food stores;
     o    Mail order companies; and
     o    Direct sales organizations, including network marketing companies.

     Our marketing is primarily targeted at network marketing companies, which are also known as multilevel marketing companies, although we market through a number of other channels. In the past decade, direct selling has grown as a means to distribute products due to advancements in technology and communications. Network marketing is a type of direct selling and represents the business operations of most of our customers. The distribution of products through network marketing has grown significantly in recent years. According to the 1998 "Survey of Attitudes toward Direct Selling," prepared by Wirthlin Worldwide, food, nutrition and wellness products are among the three categories which experienced the greatest gains in the direct selling industry since 1976. According to this survey, approximately 51% of the American public has purchased products or services from a direct selling company at some point in the past, with 29% of those having made such a purchase in the last 12 months. Further, four in ten adult Americans have expressed an interest in direct selling as a method of buying products and services and 23% of those who have never purchased products and services from direct selling companies are interested in direct selling. We believe we can take advantage of the growth in direct sales and the demand for nutritional supplement products.

Products

     We offer a variety of specialized nutritional formulations and compounds and proprietary personal skin care products. Since beginning operations in February 1999, we have developed and sold over 60 products to network marketing companies, other direct marketers, distributors and mass market merchandisers. Our product formulations may be developed by our customers, co-developed by us and the customer, or developed exclusively by us for the customer.

     Our leading product is CeladrinTM, a nutritional supplement compound comprised of a complex of fatty acid esters which we believe plays a role in human and animal joint health. For both the year ended March 31, 2001 and the three months ended June 30, 2001, approximately 65% of our revenue was generated from the sale of various formulations containing CeladrinTM.

     We are conducting ongoing research to determine CeladrinTM's effects on the body, including any role it may play in providing support for the normal functioning of muscles and joints. We produce a wide range of formulas using CeladrinTM and market these formulations through multiple distribution channels. To date, we have sold CeladrinTM formulations primarily to network marketing companies and to Natrol, a national distributor which sells to mass merchandisers. Many of our customers resell CeladrinTM and other of our products under their own labels and trade names. We do not own or have any interest in the labels or trade names under which these products are sold. Using multiple manufacturing processes to produce CeladrinTM, we offer the product to our customers in soft gel capsule, tablet, two-piece capsules and cream forms. Each process employed, from producing the compound to manufacturing the product, has been co-developed and co- engineered by our staff in collaboration with our supplier and manufacturers. We believe CeladrinTM will be our principal compound in the near future. We intend to expand the number of customers who use this compound in formulas and to develop other formulas for new customers.

     In addition to CeladrinTM, which we sell in many formulations including a creme and as a pet product, we have developed a wide range of naturally based products designed to address specific health issues, including unique and scientifically tested compounds and formulations in the following areas: 1) promoting cardiovascular health; 2) improving liver function; 3) pre and post workout athletic drinks; and 4) promoting fat loss and a trim physique.

Raw Materials and Manufacturing

     We develop, formulate and design nutritional and skin care products on a private-label basis but do not manufacture any of these products. We currently purchase ingredients from suppliers for delivery to manufacturers chosen by us. We have an agreement with our sole supplier of CeladrinTM to purchase sufficient quantities of the compound to meet our anticipated needs through January 2002. All other ingredients can be obtained from a number of suppliers, although the loss of any supplier could adversely affect our business.

     We use a number of manufacturers to combine ingredients furnished by our suppliers into our nutritional and skin care products. By outsourcing product manufacture, we eliminate the capital required to manufacture our own products and increase the flexibility of our manufacturing resources. We have written confidentiality and exclusivity agreements with key manufacturers and believe suitable replacement manufacturers are available. However, the loss of a manufacturer could adversely affect our business.

Marketing

     Since inception, we have marketed our products to clients in multiple channels of distribution with emphasis upon network marketers. Our marketing strategy consists of:

     o Continuing to offer our proprietary products to existing customers while seeking new customers, emphasizing those engaged in the network marketing and mass marketing of nutraceutical supplements and other nutraceutical products;

     o Continuing to assist our customers in designing new nutritional and skin care products using our formulations;

     o Continuing to design marketing materials, provide marketing spokespersons and offering other value added services to assist customers in expanding their sales of our product;

     o Developing and offering new products to network and mass marketing companies.

     We will continue to offer our network marketing companies a turnkey approach to their new product needs. This approach emphasizes providing the customer with the support necessary to allow it to sell our products, including providing the scientific studies required by U.S. and foreign regulators, tailoring our product formulations specifically for each customer, obtaining approvals in foreign countries for our customers to market there, providing full marketing support for the products, including product information, product descriptions and speakers to discuss products at customer conventions and seminars and arranging for manufacture and shipment of the products according to customer instructions. We currently sell to eight network marketing companies and national distributors. We will continue to market to the largest network marketers through direct solicitation by our management and from time to time through telemarketing.

     In April 2001 we entered into a spokesperson agreement with Tony and Alicia Gwynn under which the Gwynns agreed to endorse our products through personal appearances and advertisements for two years. Under the agreement we made an initial payment of $28,000 for the Gwynns' services and have agreed to pay them $6,000 per month for 24 months. We also issued to the Gwynns options to purchase 100,000 shares of our common stock exercisable at $.86 per share.

GlobestarTM

     We have developed GlobestarTM, a proprietary online computer system which provides our customers with online status reports on previously placed orders. A pre-assigned access code enables customers, manufacturers and suppliers to enter into selected areas of the GlobestarTM system. Entry allows our corporate customers to order products from us and to access real-time information on product progress through an automatically updated sales order system. Customers are able to click on and obtain an instantaneous update on the progress of their orders using a personalized combination of voice, data and multimedia.

     Through the use of multi-media and linking programs, GlobestarTM also provides customers with information concerning new nutritional and skin care products and backgrounds on the development of products or compounds that assist our customers in the marketing of their products. GlobestarTM also enables us to better manage the foreign registration process of our products and provide to our customers with real time updates on the status of this registration process.

     Additional features of GlobestarTM will include:

     o Access to better prices for raw materials through linkage of suppliers and manufacturers;

     o Online access by scientists and others allowing the input of information regarding new compounds and products.

Competition

     The nutritional supplement and skin care industries are large and intensely competitive. We compete generally with companies that manufacture and market competitive nutritional products in each of our product lines, including companies such as Twin Labs, Weider Nutrition, IVC Industries and Perrigo. We compete with companies who also supply nutritional products to network marketing companies, such as DNF, Leiner Health, Natural Alternatives, Vidatech and Chemins. We also compete with companies that develop and sell skin care products, such as West Coast Cosmetics, CA Botana and Cosmetic Products International.

     Competitive factors in the nutritional supplement and skin care markets include price, quality of products, reliability of product delivery and marketing services offered to customers. We believe we compete favorably with respect to each of these factors. Nevertheless, most of our competitors have longer operating histories, wider product offerings, greater name recognition and financial resources than do we. However, in marketing to network marketing companies, we believe our turnkey approach of offering our customers significant regulatory, marketing and manufacturing assistance provides us with a competitive advantage. While we believe that consumers appreciate the convenience of ordering products from home through a sales person, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change.

Government Regulation

     In both the United States and foreign markets, we are subject to extensive laws and governmental regulations at the federal, state and local levels. For example, we are subject, directly or indirectly, to regulations pertaining to:

     o    Dietary ingredients;

     o The manufacturing, packaging, labeling, promotion, distribution, importation, sale and storage of our products;

     o Product claims, labeling and advertising (including direct claims and advertising by us as well as claims in labeling and advertising by others, for which we may be held responsible);

     o Transfer pricing and similar regulations that affect the level of foreign taxable income and customs duties; and

     o Taxation, which in some instances may impose an obligation on us to collect taxes and maintain appropriate records.

     The dietary ingredients, manufacturing, packaging, storing, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by one or more governmental agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the Department of Agriculture, the Department of Customs, the Patent and Trademark Office, and the Environmental Protection Agency. Our activities are, or may be, regulated by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and/or sold. The FDA, in particular, regulates the ingredients, manufacture, packaging, storage, labeling, promotion, distribution and sale of foods, dietary supplements and over-the-counter drugs, such as those we distribute. We and our suppliers are required by FDA regulations to meet relevant current good manufacturing practice guidelines for the preparation, packing and storage of foods and drugs. The FDA has also published proposed rules for the establishment of good manufacturing practices for dietary supplements, but it has not yet issued a proposal rule. The FDA conducts unannounced inspections of companies that manufacture, distribute and sell dietary supplements, issues warning letters for rule violations found during these inspections and refers matters to the U.S. Attorney and Justice Department for prosecution under the Federal Food, Drug and Cosmetic Act. There can be no assurance that the FDA will not question our labeling or other operations in the future.

     The Dietary Supplement Health and Education Act revised the provisions governing dietary ingredients and labeling of dietary supplements. The legislation created a new statutory class of "dietary supplements." This new class includes vitamins, minerals, herbs, botanicals, other dietary substances to supplement the daily diet, and concentrates, metabolites, constituents, extracts, and combinations thereof. The legislation requires no federal pre-market approval for the sale of dietary ingredients that were on the market before October 15, 1994. Dietary ingredients first marketed after October 15, 1994 may not be distributed or marketed in interstate commerce unless:

     o The manufacturer has proof that the dietary ingredient has been present in the food supply as an article used for food and in a form in which the food has not been chemically altered, or
     o The manufacturer supplies the FDA with proof to the FDA's satisfaction of the dietary ingredient's safety.

     Manufacturers and distributors of dietary supplements may include statements of nutritional support, including structure and function claims, on labels and in advertising if:

     o The claims are corroborated by "competent and reliable scientific evidence" consistent with FTC standards for advertising review;
     o The claims for labels and labeling are filed in a certified notice with the FDA no later than 30 days after first market use of the claims;
     o The manufacturer retains substantiation that the claims are truthful and non- misleading;
     o Each claim on labels and in labeling is cross-referenced by an asterisk to a mandatory FDA disclaimer.

     The majority of the products marketed, or proposed to be marketed, by us are classified as dietary supplements. In September 1997, the FDA issued regulations governing the labeling and marketing of dietary supplement products. The regulations cover:

     o The identification of dietary supplements and their nutrition and ingredient labeling;
     o The terminology to be used for nutrient content claims, health claims and statements of nutritional support, including structure and function claims;
     o Labeling requirements for dietary supplements for which "high potency" and "antioxidant" claims are made;
     o Notification procedures for statements of nutritional support, including structure and function claims, on dietary supplement labels and in their labeling;
     o Pre-market notification procedures for new dietary ingredients in dietary supplements.

     Dietary supplements are subject to federal laws dealing with drugs and regulations of the FDA. Those laws regulate, among other things, health claims, ingredient labeling and nutrition content claims characterizing the level of nutrient in the product. Those laws prohibit the use of any health claim for dietary supplements, unless the health claim is supported by significant scientific agreement and is pre-approved by the FDA. A federal court has ruled that the FDA must authorize health claims presented to the agency in health claims petitions unless they are inherently misleading and must rely on disclaimers to eliminate any potentially misleading connotation conveyed by a claim. The court also held that even claims not supported by significant scientific agreement must be allowed if disclaimers can correct misleading connotations.

     Prior to permitting sales of our products in foreign markets, we may be required to obtain an approval, license or certification from the country's ministry of health or comparable agency. The approval process generally would require us to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. These approvals may be conditioned on reformulation of our products or may be unavailable with respect to certain products or certain ingredients. We must also comply with product labeling and packaging regulations that vary from country to country.

     The Federal Trade Commission, which exercises jurisdiction over the marketing practices and advertising of products similar to those we offer, has in the past several years instituted enforcement actions against several dietary supplement companies for deceptive marketing and advertising practices. These enforcement actions have frequently resulted in consent orders and agreements. In certain instances, these actions have resulted in the imposition of monetary redress requirements. Importantly, the commission requires that "competent and reliable scientific evidence" corroborate each claim of health benefit made in advertising before the advertising is first made. A failure to have that evidence on hand at the time an advertisement is first made violates federal law. While we have not been the subject to enforcement action for the advertising of its products, there can be no assurance that this agency will not question our advertising or other operations in the future.

     We believe we are in compliance with all material government regulations which apply to our products. However, we are unable to predict the nature of any future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These future changes could, however, require the reformulation or elimination of certain products; imposition of additional record keeping and documentation requirements; imposition of new federal reporting and application requirements; modified methods of importing, manufacturing, storing or distributing certain products; and expanded or different labeling and substantiation requirements for certain products and ingredients. Any or all of these requirements could harm our business.

Trademarks

     We received a trademark for "Globestar" in April 2000 and applied for a trademark on Celadrin in December 2000.

Employees

     At June 30, 2001, we had seven full-time employees, including our executive officers.

Facilities

     We rent 5,768 square feet of office space at 16935 West Bernardo Drive, Suite 101, San Diego, California 92127 on a three-year lease ending January 2003 for $13,635 per month.

Litigation

     In April 2000, we were named in a cross-complaint filed in response to litigation initiated by our President against his former employer captioned William Spencer v. Natural Alternatives International, Inc., civil action no. GIN 002671, filed in the Superior Court of the state of California for the county of San Diego. The cross-complaint does not demand any specific monetary amounts, and therefore, our liability is not determinable. However, we believe the cross complaint is without merit and intend to vigorously defend against it.

                                   MANAGEMENT

Directors and Executive Officers

     Our directors and executive officers are as follows:

     Name                            Age              Position
     ----                            ---              --------

     William P. Spencer              49       Chief Executive Officer, President
                                              and Director
     Debra L. Spencer                49       Secretary, Treasurer and Director
     Patrick S. Millsap, Ph.D.       48       Vice President-Marketing
     Derek C. Boosey                 59       Vice President-International
     Peter H. Antoniou, M.D.         41       Director

     The business experience of each of our executive officers and directors is set forth below.

     William P. Spencer has served as our president since January 1999. From January 1986 until December 1996, he served as chief operating officer, chief financial officer, and executive vice-president of Natural Alternatives International, Inc., a company engaged in the formulation and production of encapsulated vitamins and nutrients. He was president of NAI from December 1996 until October 1998 and was a director from January 1986 until October 1998. From 1976 to 1988, he was a regional vice president for San Diego Trust and Savings Bank. Mr. Spencer earned a B.S. degree in finance and an MBA degree from San Diego State University.

     Debra L. Spencer has served as our secretary and treasurer since March of 1999. Her responsibilities also include graphics layout and development of marketing material for our private label products. From 1994 to February 1999, she was a homemaker. From 1987 to 1993, she served as vice president, secretary and treasurer for Vitamin Direct, Inc., a consumer mail order vitamin company. At Vitamin Direct, she was responsible for developing marketing material, generating leads, and customer relations for over 25,000 Vitamin Direct customers.

     Patrick S. Millsap has served as vice-president of marketing since May 1999. From January 1990 until May 1999, he was employed by Natural Alternatives International, Inc. as a senior account manager. From 1988 to 1990, Dr. Millsap was director of marketing for Sonergy, Inc., a vitamin distributor. Dr. Millsap graduated in 1990 from San Diego State University with a B.A. degree in history. He received a certificate of international business from the University of San Diego in 1996 and earned a Ph.D. degree in philosophy from the University of Palmer Green, London, England in 2000.

     Derek C. Boosey has served as our vice-president-international since September 1999. From 1994 to September 1999, he was new business manager for National Alternatives International, Inc., and from 1990 to 1994 was director of marketing for Atheletics Canada. From 1984 to 1990, Mr. Boosey was a technical advisor to the Korean Ministry of Sports and a sports and marketing consultant for MKC International. He earned degrees in physical education from Keele University (England) and Opu University (England) and is the Senior Olympics world record holder in the triple jump in the age 55 to 60 class.

     Dr. Peter H. Antoniou joined our board in April 1999. He has been chief executive officer of Pomegranate International since he founded the company in 1986 as an international consulting firm specializing in educational programs, trade matching activities, and consulting assistance. Since 1994, he has also been an adjunct professor at the Graduate College of Business for U.S. International University, San Diego, California. From 1993 to the present, he has been an adjunct professor at the Executive MBA and the Undergraduate College of Business at CSU San Marcos, and from 1991 to the present, he has been an adjunct professor at the School of Business Administration at Mount St. Mary's College, Los Angeles, California. Dr. Antoniou earned a B.S. degree in 1981 in business administration and a Master's degree in international business administration in 1982 from the International University Europe, London, England. He received a Ph.D. degree in business administration in 1986 from the U.S. International University.

     Directors hold office for one year and until their successors are elected and duly qualified. William P. Spencer and Debra L. Spencer are married to each other.

Consultant

     Robert L. Hesslink, Jr. Sc.D., consults on and evaluates clinical research on our products. Dr. Hesslink received his Doctorate of Science from the Department of Health Sciences at Boston University in 1987. Following his 1986 commission into the U.S. Navy Medical Services Corp., he was stationed at the Naval Medical Research Institute, Bethesda, MD from 1986 to 1990. During his tenure, Dr. Hesslink published research pertaining to cold water immersion and cold habituation in the Journal of Applied Physiology and the American Journal of Physiology. Dr. Hesslink has consulted for national and international companies on research projects directed at applied nutrition and physiology since 1990. He has coordinated over 20 studies in the last three years for academic institutions, including the University of Maryland School of Medicine, University of California, San Diego, Department of Animal Sciences, Ball State University, Human Performance Laboratory, University of Utah, Division of Food Sciences and Nutrition and the Uniform Services University of Health Sciences, Department of Military Medicine.

Executive Compensation

     We do not have employment agreements with any of our officers. We currently pay Mr. Spencer an annual salary of $60,000 and provide him with health insurance benefits. For the years ended March 31, 2001 and 2000, we paid Mr. Spencer total compensation each year of $54,000, all of which was salary. No bonuses or stock options were issued to him for services.

Stock Option Plan

     In August 2000 we adopted a Stock Option Plan (the "Plan") which provides for the grant of stock options intended to qualify as "incentive stock options" and "nonqualified stock options" (collectively "stock options") within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Stock options may be issued to any of our officers, directors, key employees or consultants.

     We have reserved 800,000 shares of common stock for issuance under the Plan, of which 650,000 options have been granted to executive officers, employees and consultants at prices ranging from $.86 to $2.00 per share. We intend to increase the number of shares reserved under the Plan to 1,200,000 shares in the near future. The Plan is administered by the full Board of Directors, who determine which individuals shall received stock options, the time period during which the stock options may be exercised, the number of shares of common stock that may be purchased under each stock option and the stock option price.

     The per share exercise price of incentive stock options may not be less than the fair market value of the common stock on the date the option is granted. The aggregate fair market value (determined as of the date the stock option is granted) of the common stock that any person may purchase under an incentive stock option in any calendar year pursuant to the exercise of incentive stock options will not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the Plan unless the stock option price is at least 110% of the fair market value of the common stock subject to the stock option on the date of grant.

     No incentive stock options may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the stock option may only be exercisable by the optionee. Except as otherwise determined by the Board of Directors, stock options may be exercised only if the stock option holder remains continuously associated with us from the date of grant to the date of exercise. The exercise date of a stock option granted under the Plan may not be later than ten years from the date of grant. Any stock options that expire unexercised or that terminate upon an optionee's ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of a stock option will rank equally with other shares then outstanding. No stock options will be granted by us at an exercise price less than 85% of the fair market value of the stock underlying the option on the date the option is granted.

Liability and Indemnification of Officers and Directors

     Our Articles of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

     o A breach of the director's duty of loyalty to our company or our stockholders;
     o Acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;
     o Willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or
     o Transactions from which the director derived an improper personal benefit.

     Our Articles of Incorporation require us to indemnify all persons whom we may indemnify pursuant to Nevada law to the full extent permitted by Nevada law.

     Our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.



             SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
            BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

     The following table sets forth certain information concerning our common stock ownership as of this date, by (1) each person who is known by us to be the beneficial owner of more than five percent of our common stock; (2) each of our directors; and (3) all of our directors and executive officers as a group. The address of each such stockholder is in care of us at 16935 West Bernardo Drive, Suite 101, San Diego, California 92127.

       Name                                      Amount of               Percent of Ownership
of Beneficial Owner                     Beneficial Ownership(1)(2)          Before Offering
-------------------                     --------------------------          ---------------
William P. and Debra L. Spencer (3)             3,175,000                        36.4%
Dr. Peter H. Antoniou                              40,000                          *
Gary J. McAdam (4)                              2,721,856                        27.5%
James Scibelli (5)                                893,000                         9.8%
All officers and directors
 as a group (5 persons)                         3,615,000                        40.8%

*Represents less than 1%

(1) Reflects amounts as to which the beneficial owner has sole voting power and sole investment power.
(2) Includes stock options and common stock purchase warrants exercisable within 60 days from the date hereof.
(3) Comprised of 3,000,000 shares and 175,000 stock options. William P. and Debra Spencer are husband and wife and are deemed to share beneficial ownership of these shares and options.
(4) Comprised of 1,373,112 shares and 1,348,714 common stock purchase warrants, all of which are owned by entities controlled by Mr. McAdam.
(5) Includes 325,000 shares and 568,000 common stock purchase warrants, all of which are owned by entities controlled by Mr. Scibelli.

                                      -30-

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders and the number of shares of our common stock underlying the common stock purchase warrants and stock options held by each selling stockholder, excluding the over 100 holders of the 393,750 warrants declared as a dividend to be issued pro rata to our stockholders of record on September 14, 2000. These warrants are being registered for issuance to the holders but may not be resold by them as there is no market for these warrants. Each named selling stockholder is offering for sale all shares underlying the 4,228,750 warrants and options. We are registering only the 4,228,750 shares underlying the warrants and options but not the warrants and options themselves.

     The following shares underlying the warrants and stock options may be offered from time to time by the selling stockholders named below. The selling stockholders are under no obligation to sell all or any portion of these shares of our common stock. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

     Only five of our selling stockholders, Messrs. Spencer, McAdam, Millsap, Boosey and Schibelli, are officers, directors or 5% or greater stockholders of our company. The address of each selling stockholder is in care of our company at 16935 West Bernardo Drive, No. 101, San Diego, California 92127.

Class A Warrantholders
                                                            Number of Shares
              Name                                        Underlying Warrants
              ----                                        -------------------

Great Expectations Family Limited Partnership                   25,000
1st Zamora Corporation                                          25,000
Barry C. Loder                                                  11,250
David Nemelka                                                   25,000
Greg Pusey                                                      26,250
Gulfstream 1998 Irrevocable Trust                               37,500
GJM Trading Partners, LTD                                       50,000
GJM Trading Partners, LTD                                      330,000
Mathis Family Partners, Ltd.                                    40,000
Jeffrey B. McAdam                                               20,000
Patricia West Willox                                            10,000
James W. Toot                                                   75,000
GM/CM Family Partners, Ltd.                                     75,000
J Paul Consulting Corp.                                        100,000
R.G. Securities LLC                                             15,500
MDB Capital                                                      2,500
Pan American Capital Group                                       5,000
Edward H. Price                                                 29,250
CKC Partners LTD                                                43,875
Michael J. Kirby                                                43,875
Lisa Kirby                                                     100,000
Total Class A Warrants                                       1,090,000

Class B Warrantholders
                                                            Number of Shares
              Name                                        Underlying Warrants
              ----                                        -------------------

GJM Trading Partners, LTD                                      520,000
James Scibelli                                                 150,000
USA Ventures                                                    20,000
Patricia West Willox                                            10,000
Robert McAdam                                                   90,000
Milagro Investments, Inc.                                        5,000
J Paul Consulting Corp.                                         75,000
J Paul Consulting Corp.                                         80,000
Laurie Roop                                                     10,000
John LeFebvre                                                   10,000
Total Class B Warrants                                         970,000

Class C Warrantholders
                                                            Number of Shares
              Name                                        Underlying Warrants
              ----                                        -------------------

Gary A. Agron                                                   50,000
Zahra Abdollahi                                                 10,000
Multi-National Consultants Grp-
C/P Pan American Cap Grp., Inc.                                 25,000
Brasel Family Partners, Ltd.                                    22,500
Business Development Corp.                                      12,500
Benedetto Casale                                                15,000
Paul Dragul                                                     10,000
Clifford Enten                                                   5,000
Paul Ernst                                                       5,000
Heather M. Evans                                                 7,500
Fairway Capital Partners, LLC                                   10,000
Jeffrey W. Felton                                                7,500
Thomas A. Forti                                                 10,000
Robert A. Germiquet                                              5,000
Great Expectations Family Ltd. Partnership                      75,000
Aaron A. Grunfeld                                               10,000
Heritage Oil Company                                             5,000
Arthur Kassoff Rev. Trust                                       10,000
Charles F. Kirby                                                10,000
Cynthia and Michael Kirby                                        5,000
Lisa Kirby                                                      10,000
Mark E. or Constance Mass                                        2,500
Mathis Family Partners, Ltd.                                    50,000
Sharon McDonald                                                  5,000
Michael O'Hare                                                  10,000
J. J. Peirce                                                    12,500
LTC David R. Plaza                                               2,500
Jeff P. Ploen                                                   25,000
Carol and Paul Rivello                                          22,500
Len H. Rothstein                                                12,500
Steven Schultz                                                  10,000
R.A. Strahl                                                      5,000
James W. Toot                                                   25,000
Bonnie and Len Turano                                            7,500
Lawrence Underwood                                              12,500
James Scibelli                                                  77,500
Andrew Benavides                                                 2,500
GJM Trading Partners, LTD                                       90,000
USA Ventures                                                    20,000
Patricia West Willox                                            10,000
Susan Santage                                                    5,000
The Bailey Family Trust                                         12,500
David W. Mork                                                    2,500
Nana B. Schov C/F Andreas B.
Mork UTMA Co                                                     7,500
Total Class C Warrants                                         750,000

Class D Warrantholders
                                                            Number of Shares
              Name                                        Underlying Warrants
              ----                                        -------------------

James Scibelli                                                 100,000
The Kabot Group, LLC                                            25,000
Total Class D Warrants                                         125,000


Class E Warrantholders
                                                            Number of Shares
              Name                                        Underlying Warrants
              ----                                        -------------------

GJM Trading Partners, Ltd.                                     125,000
Roberts & Green, Inc.                                          125,000
Total Class E Warrants                                         250,000

Stock Option Holders
                                                           Number of Shares
              Name                                        Underlying Options
              ----                                        ------------------

William and Debra Spencer                                       50,000
Derek Boosey                                                   115,000
Patrick Millsap                                                 30,000
Yue Ling Chen                                                   25,000
Jandra Thomas                                                   40,000
Robert Hesslink                                                 25,000
Michelle Posey                                                  15,000
James Scibelli                                                 100,000
William and Debra Spencer                                      125,000
Tony and Alicia Gwynn                                          100,000
Maurile C. Tremblay                                             25,000
Total Stock Options                                            650,000

Information Regarding the Selling Stockholders.

     The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold from time to time in one or more of the following transactions:

     o    Block transactions;
     o Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;
     o    Privately negotiated transactions;
     o    Through the writing of options on the shares;
     o    Short sales; or
     o    Any combination of these transactions.

     The sale price to the public in these transactions may be:

     o    The market price prevailing at the time of sale;
     o    A price related to the prevailing market price;

     o    Negotiated prices; or
     o Such other price as the selling stockholders determine from time to time.

     In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

     Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

     The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

     We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

                  RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

     Between March and November 1999, we sold an aggregate of $300,000 of convertible promissory notes to seven investors, four of whom were principal stockholders at the time of sale. In August 2000 the promissory notes were exchanged for 300,000 shares of our common stock and options to purchase an additional 300,000 shares at $1.00 per share.

     In 2000 William P. and Debra Spencer, officers, directors and principal shareholders of our company, loaned us $288,500 for operating expenses, evidenced by promissory notes. The promissory notes bear interest at 10% per annum and are due July 2002. In consideration of these loans, we issued to William P. and Debra L. Spencer options to purchase 225,000 shares of our common stock for $1.00 per share until September 2005. In March 2001 the Spencers gratuitously forgave $150,000 of the loan and at June 2001, we owed them $138,500 on the loan.

     In March 2000 J.P. Consulting, one of our stockholders, loaned us $125,000 evidenced by a promissory note bearing interest at 10% per annum due on demand. As additional consideration for the loan, we issued to J.P. Consulting warrants to purchase 250,000 shares at $1.00 per share and 250,000 shares at $1.10 per share. We also retained J.P. Consulting to provide certain consulting services to us for which we paid $23,500 during the year ended March 31, 2001 and currently pay $2,500 per month. We repaid the promissory note in September 2000.

     In August 2000 GJM Trading Partners, Ltd., an entity controlled by Gary J. McAdam, a principal stockholder, loaned us $400,000, evidenced by a promissory note bearing interest at 8% per annum, due on demand. As additional consideration for the loan, we issued to GJM warrants to purchase 400,000 shares at $1.00 per share and 700,000 shares at $1.10 per share. As further consideration, we provided certain exclusive product sales rights to GJM in connection with the loan. We repaid the loan in October 2000.

     William P. Spencer owns 15% of the outstanding stock of Integris, one of our larger customers. For the three months ended June 30, 2001, Integris accounted for 12% of our sales.

     We believe that the above transactions were fair, reasonable and upon terms at least as favorable to us as those we might have obtained from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK

General

     We are authorized to issue 25,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

     At December 31, 2000, there were 8,550,000 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

     Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     We are authorized to issue 5,000,000 shares of preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Warrants and Stock Options

     We have an aggregate of 4,228,750 common stock purchase warrants and stock options outstanding, comprised of the following:

     o 1,090,000 Class A warrants exercisable at $1.00 per share issued as consideration for loans advanced to us in 2000;

     o 970,000 Class B warrants exercisable at $1.10 per share issued as consideration for loans advanced to us in 2000;

     o 750,000 Class C warrants exercisable at $2.00 per share, issued as a part of a private placement of our securities in October 2000;
     o 125,000 Class D warrants exercisable at $1.75 per share issued for consulting services;
     o 250,000 Class E warrants exercisable at $.70 per share issued as additional consideration for a $1,000,000 credit facility;
     o 650,000 stock options issued to employees, executive officers and consultants; and
     o 393,750 warrants exercisable at $1.00 per share to be issued to our stockholders of record as of September 14, 2000.

     We are registering the common stock underlying all of these warrants and options together with the issuance of the 393,750 warrants to our common stockholders of record as of September 14, 2000 as a dividend. The Class A, Class B, Class C and Class D warrants expire in September 2005, and the Class E warrants expire in October 2006. The Class A warrants may be called upon 30 days' notice to the warrant holders if our common stock trades at $3.00 per share or more for ten consecutive trading days. The Class B and Class E warrants may be exercised on a cashless basis but may not be called. The Class C and Class D warrants may be called on 30 days' notice to the warrant holders if our common stock trades at $6.00 per share or more for ten consecutive trading days. In order to call any of the warrants, we must have a current registration statement on file with the SEC covering the shares underlying the warrants.

Limitation on Liability

     Our certificate of incorporation and bylaws provide that a director shall not be personally liable to us or our stockholders for any action taken or any failure to act to the full extent permitted under Nevada law. The effect of this provision is to eliminate our rights and the rights of our stockholders, through stockholders' derivative suits on our behalf, to recover monetary damages from a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior. This provision does not limit or eliminate any stockholder or us from seeking non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or to seek monetary damages for (i) a violation of criminal law, (ii) unlawful payment of dividends or other distribution under Nevada law, (iii) a transaction in which a director derived an improper personal benefit, (iv) willful misconduct, or (v) reckless, malicious or wanton acts.

Dividends

     We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

     Interwest Securities, Inc., Salt Lake City, Utah, is our transfer agent.

                         SHARES ELIGIBLE FOR FUTURE SALE

     We have 8,550,000 common shares outstanding, comprised of 2,000,000 shares which are freely tradable shares and 6,550,000 shares which are restricted shares but may be sold under Rule 144 commencing in October 2001. We also may have up to 4,228,750 shares outstanding which have been registered by this prospectus and may be issued upon exercise of our common stock purchase warrants and stock options.

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three month period, a number of shares that does not exceed the greater of:

     o    1% of the then outstanding shares of our common stock; or
     o The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

                                     EXPERTS

     Our financial statements included in this prospectus as of and for the years ended March 31, 2000 and 2001 have been included in reliance on the reports of Pritchett Siler Hardy, independent certified public accountants, given on the authority of this firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Englewood, Colorado. Mr. Agron owns 100,000 shares of our common stock and 50,000 Class C warrants.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Imagenetix, Inc., and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048, after payment of fees prescribed by the Securities and Exchange Commission. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

              SEC Registration Fees.........................$    2,115
              Blue Sky Filing Fees..........................$    5,000
              Blue Sky Legal Fees...........................$    5,000
              Printing Expenses.............................$   15,000
              Legal Fees....................................$   80,000
              Accounting Fees...............................$   10,000
              Transfer Agent Fees...........................$    2,000
              Miscellaneous Expenses........................$    5,885
                                                            ----------
                   Total....................................$  125,000
                                                            ==========

     (1)  All expenses, except the SEC registration fee, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, we sold the following securities which were not registered under the Securities Act, as amended:

     (i) In October 2000, we exchanged an aggregate of 6,550,000 shares and 393,750 common stock purchase warrants to the security holders of Imagenetix, Inc. to acquire all of the outstanding securities of Imagenetix, Inc., a Colorado corporation. See "Prospectus Summary-History."

     (ii) Between October 2000 and April 2001, we issued an aggregate of 1,090,000 Class A warrants to 20 accredited investors as additional consideration for loans advanced to us. See "Selling Stockholders" for the names of these investors.

     (iii) Between October 2000 and January 2001, we issued an aggregate of 970,000 Class B warrants to eight accredited investors as additional consideration for loans advanced to us. See "Selling Stockholders" for the names of these investors.

     (iv) In October 2000 we sold units of our securities, comprised of one share of common stock and one Class C warrant at $1.00 per unit, to 46 accredited investors. See "Selling Stockholders" for the names of these investors.

     (v) Between October 2001 and June 2001, we issued an aggregate of 125,000 Class D warrants for consulting services to two accredited investors. See "Selling Stockholders" for the names of these investors.

     (vi) In October 2001 we issued 250,000 Class E warrants to two accredited persons as additional consideration for a $1,000,000 credit facility. See "Selling Stockholders" for the names of these persons.

     (vii) In 2000 and 2001 we issued an aggregate of 650,000 stock options under our 2000 Stock Option Plan to 12 executive officers, employees and consultants. See "Selling Stockholders" for the names of these individuals.

     With respect to the above securities issuances, the Registrant relied on
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") in connection with the exchange of securities described in (i) above and upon Rule 506 under the Securities Act in connection with securities issued under (ii),
(iii), (iv), (v) and (vi) above.

     No advertising or general solicitation was employed in offering the securities. The securities were issued to a limited number of persons all of whom were either stockholders of Imagenetix, Inc. in connection with our acquisition of Imagenetix, Inc or were accredited investors as that term is defined in Rule 501 of Regulation D under the Securities Act. All were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale, and understood the speculative nature of their investment. All securities issued contained a restrictive legend prohibiting transfer of the shares except in accordance with federal securities laws.

ITEM 27. EXHIBIT INDEX.

     Exhibit No.           Title
     -----------           -----

        3.01            Articles of Incorporation of the Registrant (1)
        3.02            Bylaws of the Registrant (1)
        3.03            Amendment to Articles of Incorporation (Name change)
        5.01            Opinion of Gary A. Agron regarding legality
       10.01            CeladrinTM Supply Agreement with Organic Technologies
       10.02            Agreement with Natrol
       10.03            Supply and Distribution Agreement with The Enrich
                        Corporation
       10.04            Office Lease
       10.05            Security Agreement
       10.06            Exchange Agreement dated March 23, 1999 (1)
       23.01            Consent of  Gary A. Agron (see 5.01 above)
       23.02            Consent of Pritchett Siler Hardy

(1) Incorporated by reference to our Registration Statement on Form SB-1, file number 333-87535, filed on September 22, 1999.

ITEM 28. UNDERTAKINGS.

     The Registrant hereby undertakes:

     (a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

     (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

     (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on October 15, 2001.


                                            Imagenetix, Inc.

                                            By:  /s/  William P. Spencer
                                               -------------------------------
                                                      William P. Spencer, Chief
                                                      Executive Officer

     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

Signature                                Title                      Date
---------                                -----                      ----

/s/  William P. Spencer         Chief Executive Officer,        October 15, 2001
-----------------------------   President and Director
     William P. Spencer


/s/  Debra L. Spencer           Secretary, Treasurer            October 15, 2001
-----------------------------   (Chief Financial Officer and
     Debra L. Spencer           Principal Accounting Officer)
                                and Director


/s/  Peter H. Anoniou           Director                        October 15, 2001
-----------------------------
     Peter H. Anoniou

                                  EXHIBIT INDEX


      Exhibit No.                      Title
      -----------                      -----

        3.01            Articles of Incorporation of the Registrant (1)
        3.02            Bylaws of the Registrant (1)
        3.03            Amendment to Articles of Incorporation (Name change)
        5.01            Opinion of Gary A. Agron regarding legality
       10.01            CeladrinTM Supply Agreement with Organic Technologies
       10.02            Agreement with Natrol
       10.03            Supply and Distribution Agreement with The Enrich
                        Corporation
       10.04            Office Lease
       10.05            Security Agreement
       10.06            Exchange Agreement dated March 23, 1999 (1)
       23.01            Consent of  Gary A. Agron (see 5.01 above)
       23.02            Consent of Pritchett Siler Hardy

(1) Incorporated by reference to our Registration Statement on Form SB-1, file number 333-87535, filed on September 22, 1999.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (FORMERLY CAPITAL GROWTH, INC.)

                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 2001

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)




                                    CONTENTS

                                                                            PAGE
                                                                            ----

Unaudited Condensed Consolidated Balance Sheets,
  June 30, 2001 and March 31, 2001                                           F-1

Unaudited Condensed Consolidated Statements of Operations,
  for the three months ended June 30, 2001 and 2000                          F-2

Unaudited Condensed Consolidated Statements of Cash Flows
  for the three months ended June 30, 2001 and 2000                    F-3 - F-4

Notes to Unaudited Condensed Consolidated Financial Statements        F-5 - F-13


                            IMAGENETIX, INC. AND SUBSIDIARY
                            (Formerly Capital Growth, Inc.)

                    UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                        ASSETS
                                                               June 30,      March 31,
                                                                 2001          2001
                                                             -----------    -----------
CURRENT ASSETS:
     Cash in bank                                            $    54,878    $   489,041
     Account receivable, net                                     993,237        475,988
     Employee receivable                                          25,108         37,388
     Inventory                                                 1,009,225        632,741
     Prepaid expenses                                             44,578         44,430
     Deferred tax asset                                             --            1,193
                                                             -----------    -----------
               Total Current Assets                            2,127,026      1,680,781

PROPERTY AND EQUIPMENT, net                                      121,397        122,161

OTHER ASSETS                                                      63,433         63,536
                                                             -----------    -----------
                                                             $ 2,311,856      1,866,478
                                                             ===========    ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable                                        $   640,586    $   278,693
     Accrued liabilities                                           9,000         13,177
     Customer Deposits                                            27,385         31,870
     Income tax payable                                           22,130         22,130
     Notes payable - related party                               106,174        133,570
     Current portion of capital leases                             5,471          6,299
                                                             -----------    -----------
               Total Current Liabilities                         810,746        485,739

CAPITAL LEASE LIABILITIES:
     Capital lease liabilities, less current portion               4,815          5,719

DEFERRED TAX LIABILITY                                              --            1,193
                                                             -----------    -----------
               Total Liabilities                                 815,561        492,651
                                                             -----------    -----------
STOCKHOLDERS' EQUITY:
     Preferred stock, $.001 par value, 5,000,000 shares
       authorized, no shares issued and outstanding                 --             --
     Common stock, $.001 par value, 50,000,000 shares
       authorized, 8,550,000 shares issued and outstanding         8,550          8,550
     Capital in excess of par value                            1,658,557      1,658,557
     Retained earnings                                          (170,812)      (293,280)
                                                             -----------    -----------
               Total Stockholders' Equity                      1,496,295      1,373,827
                                                             -----------    -----------
                                                             $ 2,311,856      1,866,478
                                                             ===========    ===========


            The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

            Note: The balance sheet as of March 31, 2001 was taken from the audited financial statements at that date and condensed

                                         F-1


                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                           For the Three
                                                            Months Ended
                                                              June 30,
                                                    ---------------------------
                                                        2001            2000
                                                    -----------     -----------
NET SALES                                             1,064,394     $ 1,506,066

COST OF GOODS SOLD                                      752,124       1,136,678
                                                    -----------     -----------
GROSS PROFIT                                            312,270         369,388

EXPENSES:
     General and administrative                         188,444         250,350
                                                    -----------     -----------
OPERATING INCOME                                        123,826         119,038
                                                    -----------     -----------
OTHER INCOME (EXPENSE):
     Interest income                                      1,972             193
     Interest (expense)                                  (3,330)        (20,934)
                                                    -----------     -----------
               Total Other Income (Expense)              (1,358)        (20,741)
                                                    -----------     -----------
INCOME BEFORE INCOME TAXES                              122,468          98,297

CURRENT TAX EXPENSE                                        --            32,353

DEFERRED TAX EXPENSE (BENEFIT)                             --            (4,063)
                                                    -----------     -----------
NET INCOME                                          $   122,468     $    70,007
                                                    ===========     ===========
EARNINGS PER COMMON SHARE                           $       .01     $       .01
                                                    ===========     ===========




         The accompanying notes are an integral part of these unaudited condensed consolidated financial statement.

                                      F-2


                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (decrease) in Cash and Cash Equivalents


                                                                For the Three
                                                                Months Ended
                                                                  June 30,
                                                           ----------------------
                                                              2001         2000
                                                           ---------    ---------
Cash Flows from Operating Activities:
     Net income                                            $ 122,468    $  70,007
     Adjustments to reconcile net loss to
       net cash used by operating activities:
        Depreciation & amortization expense                    5,859        2,957
        Deferred taxes                                          --         (4,063)
        Changes in assets and liabilities:
           (Increase) decrease in account receivable        (517,249)     186,315
           (Increase) decrease in inventory                 (376,484)     143,075
           (Increase) decrease in receivable - employee       12,280      (15,193)
           (Increase) decrease in prepaid expense               (148)      53,065
           (Increase) in other assets                           --        (53,066)
           Increase (decrease) in accounts payable           361,893     (107,857)
           (Decrease) in accrued liabilities                  (4,177)     (11,643)
           (Decrease) in customer deposits                    (4,485)        --
           (Decrease) in interest payable                       --         (1,755)
           Increase in income tax payable                       --         32,353
                                                           ---------    ---------
               Net Cash Provided by Operating Activities    (400,043)     294,195
                                                           ---------    ---------
Cash Flows from Investing Activities:
     Acquisition of office equipment                          (4,992)      (3,918)
     Payments for leasehold improvement                         --        (36,445)
                                                           ---------    ---------
               Net Cash (Used) by Investing Activities        (4,992)     (40,363)
                                                           ---------    ---------
Cash Flows from Financing Activities:
     Proceeds from notes payable - related party                --         50,000
     Payments on notes payable - related party               (27,396)     (80,000)
     Payments on capital leases                               (1,732)      (1,413)
                                                           ---------    ---------
               Net Cash (Used) by Financing Activities       (29,128)     (31,413)
                                                           ---------    ---------
Net Increase (Decrease) in Cash                             (434,163)     222,419

Cash at Beginning of Period                                  489,041      117,945
                                                           ---------    ---------
Cash at End of Period                                      $  54,878    $ 340,364
                                                           =========    =========


                                   [Continued]

                                      F-3

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (Decrease) in Cash and Cash Equivalents

                                   [Continued]


                                                                 For the Three
                                                                 Months Ended
                                                                   June 30,
                                                              -----------------
                                                                2001      2000
                                                              -------   -------

Supplemental Disclosures of Cash Flow Information:

     Cash paid during the period for:
       Interest                                               $ 3,330   $24,103
       Income taxes                                           $  --     $  --

Supplemental Schedule of Noncash Investing and Financing Activities:

     For the Period Ended June 30, 2001
         None

     For the Period Ended June 30, 2000
         None







         The accompanying notes are an integral part of these unaudited condensed consolidated financial statement.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - The accompanying consolidated financial statements represent the accounts of Imagenetix, Inc. (formerly Capital Growth, Inc.) ["Parent"] organized under the laws of the State of Nevada on March 28, 1988; and its subsidiary Imagenetix, Inc ["Subsidiary"] organized under the laws of the state of Colorado on July 26, 1996 (formerly Internet International Business Management, Inc.) and its subsidiary Imagenetix ["Imagenetix CA"] organized under the laws of the State of California on January 7, 1999, ["The Company"]. The Company is an innovator of scientifically tested, natural-based, proprietary bioceutical products developed to address specific health issues on a global basis.

     On March 23, 1999, Subsidiary completed an exchange agreement with Imagenetix CA wherein Subsidiary issued 3,900,000 shares of its common stock in exchange for all of the outstanding common stock of Imagenetix CA. The Acquisition was accounted for as a recapitalization of Imagenetix CA as the shareholders of the Imagenetix CA controlled the combined entity after the acquisition.

     During October 2000, the Subsidiary entered into a definitive merger agreement and plan of reorganization with Parent. In connection with the agreement shareholders of the Subsidiary contributed and cancelled 425,000 shares of common stock. The Subsidiary issued 100,000 shares of common stock for legal fees. The agreement required the Subsidiary shareholders to exchange 6,550,000 shares of common stock for a like number of common shares of the Parent and the Parent's shareholders to cancel 22,500,018 of the 24,500,018 shares of common stock outstanding. The Parent also cancelled 5,731,250 of the 6,125,000 outstanding warrants. These transactions were accounted for as a recapitalization of the Subsidiary, wherein the Subsidiary became a wholly owned subsidiary of the Parent. After giving effect to the preceding transaction, the parent had 8,550,000 shares of common stock, 3,183,750 warrants, and 525,000 options outstanding. In connection with the merger, the parent changed its name to Imagenetix, Inc.

     The Company has, at the present time, not paid any dividends, and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

     Condensed Financial Statements - The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 2001 and 2000 and for the three months then ended have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statement and notes thereto included in the Company's March 31, 2001 audited financial statements. The results of operations for the periods ended June 30, 2001 and 2000 are not necessarily indicative of the operating results for the full year.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [Continued]

     Consolidation - All significant intercompany transactions between the Parent and Subsidiary, and Subsidiary and Imagenetix CA have been eliminated in consolidation.

     Cash and Cash Equivalents - For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

     Trademarks - Costs of purchasing trademarks are amortized on a straight-line basis over 17 years [See Note 4].

     Property and Equipment - Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed for financial statement purposes using the straight-line method over the estimated useful lives of the assets ranging from 5 to 7 years [See Note 3].

     Inventory - Inventory is carried at the lower of cost or market method of valuation.

     Earnings (Loss) Per Share - The computation of earnings (loss) per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards ["SFAS"] No. 128, "Earnings (Loss) Per Share" [See Note 9].

     Revenue Recognition - Revenue is recognized when the product is shipped.

     Advertising Costs - Costs incurred in connection with advertising and promotion of the Company's products are expensed as incurred. Such costs amounted to approximately $0 and$4,000 for the three months ended June 30, 2001 and 2000.

     Recently Enacted Accounting Standards - Statement of Financial Accounting Standards (SFAS) No. 136, "Transfers of Assets to a not for profit organization or charitable trust that raises or holds contributions for others", SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - deferral of the effective date of FASB Statement No. 133 (an amendment of FASB Statement No. 133)", SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - and Amendment of SFAS No. 133", SFAS No. 139, "Recission of SFAS No. 53 and Amendment to SFAS No. 63, 89 and 21", and SFAS No. 140, "Accounting to Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", were recently issued. SFAS No. 136, 137, 138, 139 and 140 have no current applicability to the Company or their effect on the financial statements would not have been significant.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [Continued]

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

NOTE 2 - INVENTORY

     Inventory is carried at the lower of cost or market value.

     Inventory consists of the following:

                                             June 30,      March 31,
                                               2001          2001
                                           -----------    -----------
          Finished goods                   $   992,573    $   604,380
          Boxes, labels, & bottles              41,652         53,361
          Reserve for obsolete inventory       (25,000)       (25,000)
                                           -----------    -----------
                       Total Inventory     $ 1,009,225    $   632,741
                                           ===========    ===========


NOTE 3 - PROPERTY AND EQUIPMENT

     The following is a summary of equipment, at cost, less accumulated depreciation:

                                             June 30,    March 31,
                                               2001        2001
                                            ---------    ---------
            Lease-hold improvements         $ 105,142    $ 105,142
            Office equipment                   27,699       22,707
            Leased equipment                   21,341       21,341
                                            ---------    ---------
                                              154,182      149,190
            Less accumulated depreciation     (32,785)     (27,029)
                                            ---------    ---------
                                            $ 121,397    $ 122,161
                                            =========    =========


     Depreciation expense for the periods ended June 30, 2001 and 2000 was $5,756 and $2,904.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INTANGIBILIES

                                        June 30,    March 31,
                                          2001        2001
                                        --------    --------
                   Trademarks           $  7,266    $  7,266
                   Globestar               3,675       3,675
                                        --------    --------
                                          10,941      10,941
                   Less Amoritization       (573)       (470)
                                        --------    --------
                                        $ 10,368    $ 10,471
                                        ========    ========


     For the three months ended June 30, 2001 and 2000 amortization expense was $103 and $54.

NOTE 5 - NOTES PAYABLE - RELATED PARTY

     The following is a summary of notes payable to related parties, as of June 30, 2001:

            10% unsecured demand note to an
             officer/shareholder, due July 20, 2002        106,174
                                                         ---------
                                                           106,174
                                  Less current portion    (106,174)
                                                         ---------
                                  Long-term portion      $    --
                                                         =========


     During the three months ended June 30, 2001, $27,396 of the notes payable related party was paid. During the three months ended June 30, 2001 and 2000 the Company recorded $3,330 and $18,744 in interest on notes payable.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

     Capital Lease - The following schedule details equipment purchased under capital leases as of June 30, 2001:

                                                 June 30, 2001
                                                 -------------
                   Lease equipment                 $ 21,341
                   Less accumulated depreciation     (9,225)
                                                   --------
                                                   $ 12,116
                                                   ========

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - COMMITMENTS AND CONTINGINCIES [Continued]

     Depreciation expense on capital leases for the three months ended June 30, 2001 and 2000 amounted to $1,064 and $1,474.

     Total future minimum lease payments and current portion of capital lease obligations are as follows:

                    June 30,                               Lease Payments
                    --------                               --------------
                      2002                                    $  6,595
                      2003                                       2,904
                      2004                                       2,643
                      2005                                        --
                      2006                                        --
                                                              --------
         Total future minimum lease payments                  $ 12,142
         Less: amounts representing interest                    (1,856)
                                                              --------
         Present value of the future minimum lease payments     10,286
         Less: current portion                                  (5,471)
                                                              --------
         Capital lease obligations - long-term                $  4,815
                                                              ========


     Operating Lease - The Company has entered into a building lease for its office. The lease on the facility expires on December 31, 2002, and may be extended by mutual agreement on a year-to-year basis. Lease expense for the three months ended June 30, 2001 and 2000 amounted to $41,844 and $42,902. The following is a schedule of minimum annual rental payments for the next five years.

                                                           Minimum Annual
                    June 30,                               Rental Payments
                    --------                               ---------------
                      2002                                    $167,375
                      2003                                      83,688
                      2004                                        --
                      2005                                        --
                      2006                                        --
                                                              --------
                                                              $251,063
                                                              ========

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - COMMITMENTS AND CONTINGINCIES [Continued]

     Consulting agreement - The Company entered into a spokesperson agreement with Tony and Alicia Gwynn on April 16, 2001. Under the agreement Tony and Alicia Gwynn agree to endorse the Company's products through personal appearances, video, television, and print ads for a period of two years. The agreement calls for payment of $28,000 in April 2001 and payments of $6,000 per month for twenty-four months for a total of $172,000 over the two year period. The Company also issued options to purchase 100,000 shares of common stock exercisable at $.86 per share. The options vest 50,000 at April 15, 2002 and 50,000 on April 15, 2003.

     During the three months ended June 30, 2001, the Company has expensed $34,000 related to this agreement.

     Contingencies - The Company is involved in litigation from time to time in the normal course of business. Management believes there are no such claims, which would have a material effect on the financial position of the Company.

     On or about April 6, 2000, the Company was named in a cross-complaint, in response to a suit filed by the President of the Company against his former employer. The cross-complaint does not specifically demand any amounts in which the Company owes, therefore the exposure to the Company is undeterminable. Management believes the cross complaint is without merit and intends to vigorously defend the Company's interest in this matter.

NOTE 7 - CAPITAL STOCK

     Preferred Stock - The Company has authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at June 30, 2001.

     Warrants - Capital Growth, Inc. (Parent) had warrants to purchase 393,750 shares of common stock, at $1.00 per share, prior to its merger with Imagenetix, Inc. These warrants retained their characteristics as part of the merger agreement. The Company also issued Class A warrants to purchase 1,090,000 shares of common stock at $1.00 per share, Class B Warrants to purchase 950,000 shares of common stock at $1.10 per share; Class C Warrants to purchase 750,000 shares of common stock at $2.00 per share and Class D Warrants to purchase 100,000 shares of common stock at $1.75 per share. The Class A, C and D warrants are redeemable at $.01 per warrant at the option of the Company if there is an effective registration of the securities and the closing bid or selling price of the Company's common stock for 10 consecutive trading days equal or exceeds $3.00 per share for Class A warrants and $6.00 per share for Class C and D warrants. The Class A, C, and D Warrants expire September 30, 2005. The Class B warrants may be exercised from December 19, 2001 through December 19, 2005.

     In June 2001, the Company issued Class AA warrants to purchase 25,000 shares of common stock at $2.25 per share.

     As of June 30, 2001 none of the warrants had been exercised.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CAPITAL STOCK [Continued]

     Stock Bonus Plan - During the three months ended June 30, 2000 the Board of Directors of the Company adopted a stock bonus plan. The plan provides for the granting of awards of up to 724,500 shares of common stock to officers, directors consultants and employees. Awards under the plan will be granted as determined by the board of directors. At present, 499,500 shares have been granted under the plan.

     Common Stock - The Company has authorized 50,000,000 shares of common stock at $.001 par value. At June 30, 2001, the Company had 8,550,000 shares of common stock authorized and issued.

     Options - A summary of the status of the options granted under the 2001 stock option plan and other agreements at June 30, 2001, and changes during the three months and period then ended are presented in the table below:

                                                                  2001
                                                        ------------------------
                                                                Weighted Average
                                                        Shares   Exercise Price
                                                        ------- ----------------
        Outstanding at beginning of period              525,000      $ 2.00
        Granted                                         125,000         .89
        Exercised                                          --           --
        Forfeited                                          --           --
        Expired                                            --           --
                                                        -------      ------
        Outstanding at end of period                    650,000      $ 1.79
                                                        -------      ------
        Exercisable at end of period                       --        $  --
                                                        -------      ------
        Weighted average fair value of options granted  650,000      $  .00
                                                        -------      ------


                               Options Outstanding                   Options Exercisable
                 ----------------------------------------------- ----------------------------
                              Weighted-Average  Weighted-Average             Weighted-Average
   Range of        Number        Remaining          Exercise       Number        Exercise
Exercise Prices  Outstanding  Contractual Life       Price       Exercisable       Price
---------------  -----------  ----------------  ---------------- ----------- ----------------
 $ .86 - 1.00      125,000       5.00 years          $ .89          25,000         $1.00
 $       2.00      525,000       9.25 years          $2.00         103,335         $2.00


NOTE 8 - INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. SFAS 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards. The Company has a net operating loss carryover at June 30, 2001 of approximately $65,000 which may be applied against future taxable income and which expire in various years through 2021.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES [Continued]

     At June 30, and March 31, 2001, the total of all deferred tax assets were $60,085 and $110,085, respectively. The total of all deferred tax liabilities were $0 and $1,193, respectively. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance of $60,085. The net change in the valuation allowance for the three months ended June 30, 2001 was a decrease of $49,006.

     The temporary differences gave rise to the following deferred tax asset (liability):

                                                         June 30,
                                                           2001
                                                         -------
                Excess of tax over financial
                  accounting depreciation                $   175
                Allowance for obsolete inventory           9,959
                Allowance for bad debt                    17,926
                Net operating loss carryover - state       9,880
                Net operating loss carryover - federal    22,145


     The components of federal income tax expense from continuing operating consisted of the following:

                                                         Period Ended
                                                           June 30,
                                                             2001
                                                           --------
           Current income tax expense:
                     Federal                               $   --
                     State                                     --
                                                           --------
           Net current tax expense                         $   --
                                                           --------

           Deferred tax expense (benefit) resulted from:
           Excess of tax over financial accounting
             depreciation                                  $ (1,368)
           Contribution carryover                               518
           Net operating loss                                49,856
           Valuation allowance                              (49,006)
                                                           --------
           Net deferred tax expense                        $   --
                                                           ========


     Deferred income tax expense results primarily from the reversal of temporary timing differences between tax and financial statement income.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES [Continued]

     The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the Company's effective rate is as follows:

                                                          Period Ended
                                                            June 30,
                                                              2001
                                                             ------
              Computed tax at the expected
                federal statutory rate                        34.00%
              State income taxes, net of federal benefit       5.83
              Valuation allowance                            (40.01)
              Other                                             .18
                                                             ------
              Effective income tax rates                       0.00%
                                                             ======


NOTE 9 - EARNINGS (LOSS) PER SHARE

     The following data show the amounts used in computing earnings (loss) per share and the effect on income and the weighted average number of shares of dilutive potential common stock for the period presented:

                                                           For the Three
                                                            Months Ended
                                                              June 30,
                                                       -----------------------
                                                          2001         2000
                                                       ----------   ----------
  Income (loss) from continuing operations available
    to common shareholders (Numerator)                 $  122,468   $   70,007
                                                       ----------   ----------
  Weighted average number of common
    shares outstanding used in loss per
    share during the period (Denominator)               8,550,000    5,175,000
                                                       ----------   ----------


NOTE 10 - CONCENTRATION OF CREDIT RISK

     During the three months ended June 30, 2001, the Company had four major customers who accounted for 45%, 17%, 13%, and 12% of sales. The Company's President owns 15% of a customer who accounted for approximately 12% of the Company's total sales. The Company has a single source and exclusive supplier arrangement with the supplier of a specific raw material, which is used in product accounting for approximately 75% of the Company's sales. The interruption of raw materials or the loss of one of these major customers would adversely affect the Company's business and financial Condition.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2001

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)




                                    CONTENTS

                                                                            PAGE
                                                                            ----

Independent Auditors' Report                                                F-16


Consolidated Balance Sheet, March 31, 2001                                  F-17


Consolidated Statements of Operations, for the
    years ended March 31, 2001 and 2000                                     F-18


Consolidated Statement of Stockholders' Equity,
    for the years ended March 31, 2001 and 2000                             F-19


Consolidated Statements of Cash Flows, for the
    years ended March 31, 2001 and 2000                              F-20 - F-21


Notes to Consolidated Financial Statements                           F-22 - F-31

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
IMAGENETIX, INC. AND SUBSIDIARY
San Diego, California

We have audited the accompanying consolidated balance sheet of Imagenetix, Inc. (Formerly Capital Growth, Inc.) and Subsidiary at March 31, 2001, and the related statements of operations, stockholders' equity and cash flows for the year ended March 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the consolidated financial position of Imagenetix, Inc. and Subsidiary as of March 31, 2001, and the results of its operations and its cash flows for the year ended March 31, 2001 and 2000, in conformity with generally accepted accounting principles.



/s/ PRITCHETT, SILER & HARDY, P.C.
----------------------------------
PRITCHETT, SILER & HARDY, P.C.

June 9, 2001
Salt Lake City, Utah

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS
                                                                     March 31,
                                                                       2001
                                                                    -----------
CURRENT ASSETS:
     Cash in bank                                                   $   489,041
     Account receivable, net                                            475,988
     Employee receivable                                                 37,388
     Inventory                                                          632,741
     Prepaid expenses                                                    44,430
     Deferred tax asset                                                   1,193
                                                                    -----------
               Total Current Assets                                   1,680,781

PROPERTY AND EQUIPMENT, net                                             122,161

OTHER ASSETS                                                             63,536
                                                                    -----------
                                                                    $ 1,866,478
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                               $   278,693
     Accrued liabilities                                                 13,177
     Customer deposits                                                   31,870
     Income tax payable                                                  22,130
     Notes payable - related party                                      133,570
     Current portion of capital leases                                    6,299
                                                                    -----------
               Total Current Liabilities                                485,739

CAPITAL LEASE LIABILITIES, less current portion                           5,719

DEFERRED TAX LIABILITY                                                    1,193
                                                                    -----------
               Total Liabilities                                        492,651
                                                                    -----------

STOCKHOLDERS' EQUITY:
     Preferred stock, $.001 par value, 5,000,000 shares
       authorized, no shares issued and outstanding                        --
     Common stock, $.001 par value, 50,000,000 shares
       authorized, 8,550,000 shares issued and outstanding                8,550
     Capital in excess of par value                                   1,658,557
     Retained earnings (deficit)                                       (293,280)
                                                                    -----------
               Total Stockholders' Equity                             1,373,827
                                                                    -----------
                                                                    $ 1,866,478
                                                                    ===========


               The accompanying notes are an integral part of this
                       consolidated financial statement.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             For the
                                                            Year Ended
                                                             March 31,
                                                   ----------------------------
                                                      2001              2000
                                                   -----------      -----------
NET SALES                                          $ 4,639,425      $ 2,914,977

COST OF GOODS SOLD                                   3,375,043        1,923,878
                                                   -----------      -----------
GROSS PROFIT                                         1,264,382          991,099
                                                   -----------      -----------
EXPENSES:
     General and administrative                      1,393,130          689,788
     Selling expense                                   208,676           73,405
                                                   -----------      -----------
               Total Expenses                        1,601,806          763,193
                                                   -----------      -----------
INCOME (LOSS) FROM OPERATIONS                         (337,424)         227,906
                                                   -----------      -----------
OTHER INCOME (EXPENSE):
     Interest expense - related party                  (55,419)         (39,725)
     Interest expense                                   (2,000)            --
     Costs of unsuccessful stock offering                 --            (71,927)
     Other income                                       16,482              107
                                                   -----------      -----------
               Total Other (Expense)                   (40,937)        (111,544)
                                                   -----------      -----------
INCOME (LOSS) BEFORE INCOME TAXES                     (378,361)         116,362

CURRENT TAX EXPENSE (BENEFIT)                          (21,876)          33,006

DEFERRED TAX EXPENSE (BENEFIT)                           3,750           (3,750)
                                                   -----------      -----------
NET INCOME (LOSS)                                  $  (360,235)     $    87,106
                                                   ===========      ===========

EARNINGS (LOSS) PER COMMON SHARE                   $      (.05)     $       .01
                                                   ===========      ===========


              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                        IMAGENETIX, INC. AND SUBSIDIARY
                                        (Formerly Capital Growth, Inc.)

                                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



                                        Preferred Stock               Common Stock          Capital in
                                    -----------------------   --------------------------     Excess of      Retained
                                      Shares       Amount        Shares         Amount       Par Value      Earnings
                                    ----------   ----------   -----------    -----------    -----------    -----------
BALANCE, March 31, 1999                   --           --       5,400,000          5,400         57,542        (20,151)

Issuance of common stock for
  services rendered June 1999,
  at $.017 per share                      --           --         499,500            500          8,158           --

Cancellation of common stock
  June 1999                               --           --        (724,500)          (725)           725           --

Net income for the year
  ended March 31, 2000                    --           --            --             --             --           87,106
                                    ----------   ----------   -----------    -----------    -----------    -----------
BALANCE, March 31, 2000                   --           --       5,175,000          5,175         66,425         66,955

Issuance of common stock for
  cash at $1.00 per share less
  $273,000 stock offering costs,
  September 2000                          --           --       1,400,000          1,400      1,170,600           --

Effect of recapitalization of
  Subsidiary in a manner similar
  to a reverse purchase,
  September 2000                          --           --       2,000,000          2,000        (14,000)          --

Cancellation of common stock,
  September 2000                          --           --        (425,000)          (425)           425           --

Issuance of common stock for
  debt relief at $1.12 per share,
  September 2000                          --           --         300,000            300        335,207           --

Issuance of common stock for
  services rendered  at $1.00
  per share, September 2000               --           --         100,000            100         99,900           --

Net income for the year
  ended March 31, 2001                    --           --            --             --             --         (360,235)
                                    ----------   ----------   -----------    -----------    -----------    -----------
BALANCE, March 31, 2001                   --     $     --       8,550,000    $     8,550    $ 1,658,557    $  (293,280)
                                    ----------   ----------   -----------    -----------    -----------    -----------


                              The accompanying notes are an integral part of this
                                      consolidated financial statement.

                                                     F-19


                           IMAGENETIX, INC. AND SUBSIDIARY
                           (Formerly Capital Growth, Inc.)

                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Increase (Decrease) in Cash and Cash Equivalents


                                                                    For the
                                                                  Years Ended
                                                                    March 31,
                                                           --------------------------
                                                               2001           2000
                                                           -----------    -----------
Cash Flows from Operating Activities:
     Net income (loss)                                     $  (360,235)   $    87,106
     Adjustments to reconcile net loss to
       net cash used by operating activities:
        Depreciation & amortization expense                     19,204          8,156
        Stock issued for services                              100,000          8,658
        Deferred taxes                                           3,750         (3,750)
        Changes in assets and liabilities:
           (Increase) decrease in account receivable           234,119       (710,107)
           (Increase) in employee receivable                   (37,388)          --
           (Increase) in inventory                            (246,001)      (384,909)
           (Increase) in prepaid expenses                      (44,430)       (53,065)
           Increase (decrease) in accounts payable             (76,258)       351,937
           Increase in accrued liabilities                     (10,720)        14,174
           Increase in customer prepayments                     31,870           --
           Increase in interest payable - related party           --           40,601
           Increase in income tax payable                      (10,876)        33,006
                                                           -----------    -----------
               Net Cash (Used) by Operating Activities        (396,965)      (608,193)
                                                           -----------    -----------
Cash Flows from Investing Activities:
     Acquisition of office equipment                           (73,971)       (51,546)
     Acquisition of other assets                                (5,973)        (2,920)
                                                           -----------    -----------
               Net Cash (Used) by Investing Activities         (79,944)       (54,466)
                                                           -----------    -----------
Cash Flows from Financing Activities:
     Proceeds from notes payable - related party                  --          643,500
     Payments on notes payable - related party                (317,930)        (4,000)
     Payments on lease liabilities                              (6,065)          --
     Proceeds from common stock issuance, net                1,400,000           --
     Payment of stock offering costs                          (228,000)          --
                                                           -----------    -----------
               Net Cash Provided by Financing Activities       848,005        639,500
                                                           -----------    -----------
Net Increase (Decrease) in Cash                                371,096        (23,209)

Cash at Beginning of Period                                    117,945        141,154
                                                           -----------    -----------
Cash at End of Period                                      $   489,041    $   117,945
                                                           ===========    ===========


                                   [Continued]

                                      F-20

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                Increase (Decrease) in Cash and Cash Equivalents

                                                                 For the
                                                               Year Ended
                                                                March 31,
                                                           -------------------
                                                             2001       2000
                                                           --------   --------

Supplemental Disclosures of Cash Flow Information:
     Cash paid during the period for:
       Interest                                            $ 63,513   $    --
       Income taxes                                        $   --     $    --

Supplemental Schedule of Noncash Investing and Financing Activities:

     For the period ended March 31, 2001:
          The Company issued 100,000 shares of common stock for services rendered valued at $100,000 or $1.00 per share.

          The Company issued 300,000 shares of common stock in payment of $300,000 notes payable and $35,507 in related accrued interest or $1.12 per share.

          The Company cancelled 425,000 shares of common stock as part of a merger agreement.

          The Company effectively issued 2,000,000 shares of common stock as a result of the recapitalization of Subsidiary in a manner similar to a reverse purchase. The Company also assumed a $12,000 note payable as part of the merger agreement.

          The Company entered into a lease agreement for equipment valued at $1,193.

     For the period ended March 31, 2000:
          The Company issued 499,500 shares of common stock for services rendered valued at $8,658.



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - The accompanying consolidated financial statements represent the accounts of Imagenetix, Inc. (formerly Capital Growth, Inc.) ["Parent"] organized under the laws of the State of Nevada on March 28, 1988; and its subsidiary Imagenetix, Inc ["Subsidiary"] organized under the laws of the state of Colorado on July 26, 1996 (formerly Internet International Business Management, Inc.) and its subsidiary Imagenetix ["Imagenetix CA"] organized under the laws of the State of California on January 7, 1999, ["The Company"]. The Company is engaged in the business of developing and marketing nutritional supplements and skin care products.

     During October 2000, the Subsidiary entered into a definitive merger agreement and plan of reorganization with Parent. In connection with the agreement shareholders of the Subsidiary contributed and cancelled 425,000 shares of common stock. The Subsidiary issued 100,000 shares of common stock for legal fees. The agreement required the Subsidiary shareholders to exchange 6,550,000 shares of common stock for a like number of common shares of the Parent and the Parent's shareholders to cancel 22,500,018 of the 24,500,018 shares of common stock outstanding. The Parent also cancelled 5,731,250 of the 6,125,000 outstanding warrants. These transactions were accounted for as a recapitalization of the Subsidiary, wherein the Subsidiary became a wholly owned subsidiary of the Parent. After giving effect to the preceding transaction, the parent had 8,550,000 shares of common stock, 3,183,750 warrants, and 525,000 options outstanding. In connection with the merger, the parent changed its name to Imagenetix, Inc.

     On March 23, 1999, Subsidiary completed an exchange agreement with Imagenetix CA wherein Subsidiary issued 3,900,000 shares of its common stock in exchange for all of the outstanding common stock of Imagenetix CA. The Acquisition was accounted for as a recapitalization of Imagenetix CA as the shareholders of the Imagenetix CA controlled the combined entity after the acquisition. There was no adjustment to the carrying values of the assets or liabilities of the Subsidiary or Imagenetix CA as a result of the recapitalization [See Note 7].

     The Company has, at the present time, not paid any dividends, and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

     Consolidation - All significant intercompany transactions between the Parent and Subsidiary, and Subsidiary and Imagenetix CA have been eliminated in consolidation.

     Cash and Cash Equivalents - For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

     Trademarks - Costs of purchasing trademarks are amortized on a straight-line basis over 17 years.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [Continued]

     Property and Equipment - Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed for financial statement purposes using the straight-line method over the estimated useful lives of the assets ranging from 5 to 7 years.

     Inventory - Inventory is carried at the lower of cost or market method of valuation.

     Earnings (Loss) Per Share - The computation of earnings (loss) per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards ["SFAS"] No. 128, "Earnings (Loss) Per Share" [See Note 9].

     Revenue Recognition - Revenue is recognized when the product is shipped.

     Advertising Costs - Costs incurred in connection with advertising and promotion of the Company's products are expensed as incurred. Such costs amounted to approximately $0 and$4,000 for the year ended March 31, 2001 and 2000.

     Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated by management.

     Recently Enacted Accounting Standards - Statement of Financial Accounting Standards (SFAS) No. 136, "Transfers of Assets to a not for profit organization or charitable trust that raises or holds contributions for others", SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - deferral of the effective date of FASB Statement No. 133 (an amendment of FASB Statement No. 133)", SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - and Amendment of SFAS No. 133", SFAS No. 139, "Recission of SFAS No. 53 and Amendment to SFAS No. 63, 89 and 21", and SFAS No. 140, "Accounting to Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", were recently issued. SFAS No. 136, 137, 138, 139 and 140 have no current applicability to the Company or their effect on the financial statements would not have been significant.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - INVENTORY

     Inventory is carried at the lower of cost or market value.

     Inventory consists of the following:
                                                   March 31,
                                                      2001
                                                   ---------
                  Finished goods                   $ 604,380
                  Boxes, labels, & bottles            53,361
                  Reserve for obsolete inventory     (25,000)
                                                   ---------
                               Total Inventory     $ 632,741
                                                   =========


NOTE 3 - TRADEMARKS

     During the years ended March 31, 2001 and 2000 the Company recorded $3,490 and $3,776, to register trademark names for its products recorded as other assets.

     For the years ended March 31, 2001 and 2000 amortization expense was $274 and $109.

NOTE 4 - PROPERTY AND EQUIPMENT

     The following is a summary of equipment, at cost, less accumulated depreciation:

                                                   March 31,
                                                     2001
                                                   ---------
                   Lease-hold improvements         $ 105,142
                   Office equipment                   22,707
                   Leased equipment                   21,341
                                                   ---------
                                                     149,190
                   Less accumulated depreciation     (27,028)
                                                   ---------
                                                   $ 122,161
                                                   =========


     Depreciation expense for the periods ended March 31, 2001 and 2000 was $18,843 and $8,047.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - NOTES PAYABLE - RELATED PARTY

     The following is a summary of notes payable to related parties, as of March 31, 2001:

           10% unsecured demand note to an
            officer/shareholder, due July 20, 2000           40,000

           10% unsecured demand note to an
            officer/shareholder, due July 28, 2000           75,000

           10% unsecured demand note to an
            officer/shareholder, due September 10, 2000      18,570
                                                          ---------
                                                            133,570
                                 Less current portion      (133,570)
                                                          ---------
                                 Long-term portion        $    --
                                                          =========


     During the year ended March 31, 2001, $150,000 of the amount paid on notes payable related party was paid by paying $150,000 in legal services for the president of the Company. The company is currently negotiating with the shareholder to combine and extend the terms of these notes, which are currently in default. During the years ended March 31, 2001 and 2000 the Company recorded $57,520 and $39,725 in interest on these notes.

NOTE 6 - LEASE OBLIGATIONS

     Capital Lease - During the year ended March 31, 2001, the Company entered into an additional capital lease for computer equipment which expires in January 2004. The asset and liability under the capital lease were recorded at $1,193. Depreciation expense on capital leases for the year ended March 31, 2001 and 2000 amounted to $4,268 and $184.

     The following schedule details equipment purchased under capital leases as of March 31, 2001:

                                                March 31, 2001
                                                --------------
                   Lease equipment                 $ 21,341
                   Less accumulated depreciation     (8,161)
                                                   --------
                                                     13,180
                                                   ========

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - LEASE OBLIGATIONS [Continued]

     Total future minimum lease payments, executory costs and current portion of capital lease obligations are as follows:

        For the Year Ended March 31,                          Lease Payments
        ----------------------------                          --------------
                    2002                                         $  7,673
                    2003                                            3,273
                    2004                                            2,798
                    2005                                              571
                    2006                                             --
                                                                 --------
      Total future minimum lease payments                        $ 14,315
      Less:  amounts representing interest and executory costs     (2,297)
                                                                 --------
      Present value of the future minimum lease payments           12,018
      Less:  current portion                                       (6,299)
                                                                 --------
      Capital lease obligations - long-term                      $  5,719
                                                                 --------


     Operating Lease - The Company has entered into a building lease for its office. The lease on the facility expires on December 31, 2002, and may be extended by mutual agreement on a year-to-year basis. Lease expense for the years ended March 31, 2001 and 2000 amounted to $167,375 and $42,115. The following is a schedule of minimum annual rental payments for the next five years.

                 Year Ending                                  Minimum Annual
                  March 31,                                   Rental Payments
                 ----------                                   ---------------
                    2002                                         $167,375
                    2003                                           97,636
                    2004                                             --
                    2005                                             --
                    2006                                             --
                                                                 --------
                                                                 $265,011
                                                                 --------

NOTE 7 - CAPITAL STOCK

     Preferred Stock - The Company has authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at March 31, 2001.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CAPITAL STOCK [Continued]

     Stock Bonus Plan - During the year ended March 31, 2000 the Board of Directors of the Company adopted a stock bonus plan. The plan provides for the granting of awards of up to 724,500 shares of common stock to officers, directors consultants and employees. Awards under the plan will be granted as determined by the board of directors. At present, 499,500 shares have been granted under the plan. During June 1999 an officer and majority shareholder returned and canceled 724,500 shares of common stock so that the common shares issued through the stock bonus plan will not further dilute the public shareholders of the company.

     Warrants - Capital Growth, Inc. (Parent) had warrants to purchase 393,750 shares of common stock, at $1.00 per share, prior to its merger with Imagenetix, Inc. These warrants retained their characteristics as part of the merger agreement. The Company also issued Class A warrants to purchase 1,090,000 shares of common stock at $1.00 per share, Class B Warrants to purchase 950,000 shares of common stock at $1.10 per share; Class C Warrants to purchase 750,000 shares of common stock at $2.00 per share and Class D Warrants to purchase 100,000 shares of common stock at $1.75 per share. The Class A, C and D warrants are redeemable at $.01 per warrant at the option of the Company if there is an effective registration of the securities and the closing bid or selling price of the Company's common stock for 10 consecutive trading days equal or exceeds $3.00 per share for Class A warrants and $6.00 per share for Class C and D warrants. The Class A, C, and D Warrants expire September 30, 2005. The Class B warrants may be exercised from December 19, 2001 through December 19, 2005. As of March 31, 2001 none of the warrants had been exercised.

     Common Stock - The Company has authorized 50,000,000 shares of common stock at $.001 par value. At March 31, 2001, the Company had 8,550,000 shares of common stock authorized and issued.

     Acquisition - During October, 2000, Subsidiary stockholders contributed and cancelled 425,000 common shares of the Subsidiary. The Subsidiary also issued 100,000 common shares in payment of legal fees related to the merger and issued 300,000 common shares in payment of $300,000 in notes payable and $35,507 in accrued interest. The Subsidiary transferred to the Parent all 6,550,000 common shares outstanding in the Subsidiary for 6,550,000 common shares of the Parent. The Subsidiary's warrant and option holders shall exchange 2,790,000 warrants and 525,000 options for like warrants and options of the Parent. The Parent will cancel 22,500,018 of the 24,500,018 outstanding shares of the Parent and 5,731,250 of the 6,125,000 warrants of the Parent. After giving effect to the preceding transactions the Parent will have 8,550,000 common shares, 3,183,750 warrants and 525,000 options to purchase common shares of the Parent outstanding post merger. The ownership interests of the former owners of Subsidiary in the combined enterprise will be greater than the ongoing shareholders of the Parent and, accordingly, the management of Subsidiary will assume operating control of the combined enterprise. Consequently, the acquisition is accounted for as a recapitalization of Subsidiary, wherein Subsidiary purchased the assets of Parent and accounted for the transaction in a manner similar to a "Reverse Purchase" for accounting purposes.

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CAPITAL STOCK [Continued]

     The Company issued 100,000 shares of common stock for $100,000 in legal services, $20,000 of which was offset against the proceeds of the private placement offering as stock offering costs. At March 31, 2001, the Company has recorded a prepaid of $24,430 for legal services to be rendered by the shareholder.

     The Company issued 300,000 shares of common stock in payment of $300,000 in notes payable and $35,507 in accrued interest at $1.12 per share.

     Option - A summary of the status of the options granted under the 2001 stock option plan and other agreements at March 31, 2001 and 2000, and changes during the year and period then ended are presented in the table below:

                                                                   2001
                                                        ------------------------
                                                                Weighted Average
                                                        Shares   Exercise Price
                                                        -------  --------------
        Outstanding at beginning of period                 --       $  --
        Granted                                         525,000       2.00
        Exercised                                          --          --
        Forfeited                                          --          --
        Expired                                            --          --
                                                        -------     ------
        Outstanding at end of period                    525,000     $ 2.00
                                                        -------     ------
        Exercisable at end of period                       --       $  --
                                                        -------     ------
        Weighted average fair value of options granted  525,000     $  .00
                                                        -------     ------


     Stock Option - The fair value of each option granted is estimated on the date granted using the Black-Scholes option pricing model, with the following weighted-average assumptions used for grants during the year ended March 31, 2001: risk-free interest rate of 6.4%, expected dividend yield of zero, expected lives of ten years and expected volatility of 100%.

     A summary of the status of the options outstanding under agreements at March 31, 2001 is presented below:


                               Options Outstanding                    Options Exercisable
                 ----------------------------------------------- ----------------------------
                              Weighted-Average  Weighted-Average             Weighted-Average
   Range of        Number        Remaining          Exercise       Number       Exercise
Exercise Prices  Outstanding  Contractual Life       Price       Exercisable      Price
---------------  -----------  ----------------  ---------------- ----------- ----------------
   $  2.00         525,000       9.5 years           $2.00         103,335        $2.00


                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - CAPITAL STOCK [Continued]

     The Company accounts for option agreements under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Had compensation cost for these options been determined, based on the fair value at the grant dates for awards under these agreements, consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net loss would have been the proforma amounts as indicated below:

                                                  For the Years Ended
                                                        March 31,
                                                -----------------------
                                                   2001          2000
                                                ----------    ---------
          Net Loss applicable to
          common stockholders    As reported    $ (360,235)   $  87,106
                                 Proforma       $ (360,235)   $  87,106

          Earnings per Share     As reported    $     (.05)   $     .01
                                 Proforma       $     (.05)   $     .01


NOTE 8 - INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. SFAS 109 requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.

     At March 31, 2001 and 2000, the totals of all deferred tax assets were $110,285 and $8,997, respectively. The totals of all deferred tax liabilities were $1,193 and $5,248, respectively. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance of $109,091. The net change in the valuation allowance for the year ended March 31, 2001 was $109,001.

     The temporary differences gave rise to the following deferred tax asset (liability) at March 31:

                                                  2001            2000
                                                ---------      ---------
         Excess of tax over financial
           accounting depreciation              $  (1,193)      (5,247)
         Related party interest                      --          8,997
         Donations                                    518         --
         Allowance for obsolete inventory           9,959         --
         Allowance for bad debt                    17,926         --
         Net operating loss carryover state        17,144         --
         Net operating loss carryover federal      64,737         --
         Valuation allowance                     (109,091)        --

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - INCOME TAXES [Continued]

     The Components of federal income tax expense from continuing operations consisted of the following :

                                                      For the Year Ended
                                                           March 31,
                                                    ----------------------
                                                      2001          2000
                                                    ---------    ---------
    Current income tax expense:
              Federal                               $ (21,876)   $  21,876
              State                                      --         11,130
                                                    ---------    ---------
    Net current tax expense                         $ (21,876)   $  33,006
                                                    ---------    ---------
    Deferred tax expense (benefit) resulted from:
    Excess of tax over financial accounting
      depreciation                                  $  (4,054)   $   5,247

    Donations                                            (518)        --
    Related party interest accrual                      8,997       (8,997)
    Allowance for obsolete inventory                   (9,959)        --
    Allowance for bad debt                            (17,926)        --
    Net operating loss carryover state                (17,144)        --
    Net operating loss carryover federal              (64,737)        --
    Valuation allowance                               109,091         --
                                                    ---------    ---------
    Net deferred tax (benefit)                      $   3,750    $  (3,750)
                                                    =========    =========


  Deferred income tax expense results primarily from the reversal of temporary timing differences between tax and financial statement income.

  The reconciliation of income tax from continuing operations computed at the U.S. federal statutory tax rate to the Company's effective rate is as follows:


                                                      Year Ended March 31,
                                                      --------------------
                                                         2001      2000
                                                        ------    ------
         Computed tax at the expected
           federal statutory rate                        34.00%    34.00%

         State income taxes, net of federal benefit       5.83      5.83
         NOL carryovers                                    --      (6.49)
         Difference in statutory rate                    (3.04)   (10.10)
         Other                                           (3.17)     1.90
         Valuation allowance                            (28.83)      --
                                                        ------    ------
         Effective income tax rates                       4.79%    25.14%
                                                        ------    ------

                         IMAGENETIX, INC. AND SUBSIDIARY
                         (Formerly Capital Growth, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - EARNINGS (LOSS) PER SHARE

     The following data show the amounts used in computing earnings (loss) per share and the effect on income and the weighted average number of shares of dilutive potential common stock for the period presented:

                                                            For the years
                                                           ended March 31,
                                                     --------------------------
                                                         2001           2001
                                                     -----------    -----------
Income (loss) from continuing operations available
  to common shareholders (Numerator)                 $  (360,235)   $    87,106
                                                     -----------    -----------
Weighted average number of common
  shares outstanding used in loss per
  share during the period (Denominator)                6,953,151      5,231,250
                                                     -----------    -----------


     Dilutive earnings (loss) per share was not presented, as its effect is anti-dilutive.

NOTE 10 - CONCENTRATION OF CREDIT RISK

     During the year ended March 31, 2001, the Company had three major customers who accounted for 42%, 19% and 16% of sales. The Company's President owns 15% of a customer who accounted for approximately 16% of the Company's total sales. The Company has a single source and exclusive supplier arrangement with the supplier of a specific raw material, which is used in product accounting for approximately 70% of the Company's sales. The interruption of raw materials or the loss of one of these major customers would adversely affect the Company's business and financial Condition.

NOTE 11 - CONTINGENCIES

     The Company is involved in litigation from time to time in the normal course of business. Management believes there are no such claims, which would have a material effect on the financial position of the Company.

     On or about April 6, 2000, the Company was named in a cross-complaint, in response to a suit filed by the President of the Company against his former employer. The cross-complaint does not specifically demand any amounts in which the Company owes, therefore the exposure to the Company is undeterminable. Management believes the cross complaint is without merit and intends to vigorously defend the Company's interest in this matter.